PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated August 9, 2024)	Registration No. 333-272028

800,000 Common Share Units, Each Consisting of a Common Share and a Common Share Purchase Warrant

Foremost Lithium Resource & Technology Ltd.

This prospectus supplement amends and supplements the prospectus dated August 9, 2024, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-272028). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on August 14, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Common Share Purchase Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FMST” and “FMSTW,” respectively, and our Common Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “FAT”. On September 5, 2024, the last reported sales prices of the Common Shares on Nasdaq and the CSE were US$3.2730 and C$4.41, respectively, and the last reported sales price of the Common Share Purchase Warrants on Nasdaq was US$0.4030.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of the prospectus for a discussion of information that should be considered in connection with an investment in our common shares. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-41769

Foremost Lithium Resources & Technology Ltd.
(Translation of registrant's name into English)

750 West Pender Street, Suite 250
Vancouver, BC, V6C 2T7
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description

99.1	Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2024
99.2	Management Discussion and Analysis for the three months ended June 30, 2024
99.3	Form 52-109F2 Certification of Interim Filings by CEO
99.4	Form 52-109F2 Certification of Interim Filings by CFO
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foremost Lithium Resources & Technology Ltd.
(Registrant)

Date: August 13, 2024	/s/ Jason Barnard
Jason Barnard
President and Chief Executive Officer

Exhibit 99.1

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Condensed Interim Consolidated Financial Statements

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

June 30, 2024

Corporate Head Office

250 – 750 West Pender

Vancouver, BC

V6C 2T7

Page 1 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

As at June 30, 2024 and March 31, 2024

	June 30, 2024	March 31, 2024

ASSETS

Current
Cash	$515,824	$998,262
Receivables	225,792	146,209
Prepaid expenses and deposits	597,476	340,742
	1,339,092	1,485,213
Non-Current
Prepaid expenses and deposits	16,518	19,231
Exploration and evaluation assets (Note 4)	15,774,855	15,094,413

Total Assets	$17,130,465	$16,598,857

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities (Notes 4, 5 and 8)	$1,735,480	$1,582,188
Term loans payable (Note 6)	1,138,430	1,138,520
Flow-through premium liability (Note 7)	52,395	11,666
	2,926,305	2,732,374
Non-Current
Derivative liability (Note 7)	481,469	656,946
Total Liabilities	3,407,774	3,389,320

Shareholders' Equity
Capital stock (Note 7)	33,118,761	32,123,613
Subscriptions received (Note 7)	-	105,000
Reserves (Notes 7)	2,663,810	2,462,047
Deficit	(22,059,880)	(21,481,123)
Total Shareholders’ Equity	13,722,691	13,209,537

Total Liabilities and Shareholders’ Equity	$17,130,465	$16,598,857

Nature and of operations and going concern (Note 1)

Subsequent event (Note 12)

Approved and authorized on behalf of the Board on August 13, 2024:

(Signed) “Jason Barnard”	(Signed) “Andrew Lyons”
Jason Barnard, Director	Andrew Lyons, Director

The accompanying notes are an integral part of these condensed consolidated financial statements.

Page 2 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Condensed Interim Consolidated Statements of Net Loss and Comprehensive Loss

(Expressed in Canadian Dollars, except for share and per share amounts)

(Unaudited – Prepared by Management)

For the three months ended June 30, 2024, and 2023

	June 30, 2024	June 30, 2023

Expenses
Consulting (Note 8)	$47,791	$30,581
Investor relations and promotion	536,323	26,041
Management and director fees (Note 8)	166,500	135,000
Office and miscellaneous	76,871	11,295
Professional fees	199,550	331,157
Share-based payments	-	15,787
Transfer agent and filing fees	34,763	39,118
Travel	2,286	4,184

Loss before other items	(1,064,084)	(593,163)
Finance income on sublease	-	936
Foreign exchange (loss) gain	(2,555)	7,085
Change in fair value of derivatives (Note 10)	175,477	-
Gain on forgiveness of debt (Notes 5)	50,200	-
Gain on sublease	-	1,481
Gain (loss) on long-term investment	-	350
Interest expense (Note 6)	(32,415)	(24,867)
Recovery of flow-through premium liability (Note 7)	16,283	-

Net Loss and Comprehensive Loss for the period	$(857,094)	$(608,178)

Basic and diluted loss per common share	$(0.16)	$(0.15)

Weighted average number of common shares outstanding Basic and Diluted	5,382,316	3,975,666

The accompanying notes are an integral part of these condensed consolidated financial statements.

Page 3 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

For the three months ended June 30, 2024, and 2023

	Number of Shares	Capital Stock	Subscriptions received in advance	Reserves	Deficit	Total Shareholders’ Equity

Balance, March 31, 2023	3,969,617	$26,449,839	$-	$1,806,894	$(17,869,111)	$10,387,622
Shares issued – exploration and evaluation assets (Notes 4 and 7)	23,772	185,600	-	-	-	185,600
Share-based payments (Note 9)	-	-	-	15,787	-	15,787
Loss for the period	-	-	-	-	(608,178)	(608,178)

Balance, June 30, 2023	3,993,389	26,635,439	-	1,822,681	(18,477,289)	9,980,831
Shares issued – exploration and evaluation assets (Notes 4 and 7)	6,128	50,000	-	-	-	50,000
Shares issued – private placements (Note 7)	1,141,592	7,047,668	-	-	-	7,047,668
Warrant premium – on private placements (Note 7)	-	(377,911)		377,911		-
Flow-through premium – on private placements (Note 7)	-	(20,143)	-	-	-	(20,143)
Share issue costs – paid in cash (Note 7)	-	(480,415)	-	-	-	(480,415)
Finder fee warrants – on private placements (Note 7)	-	(280,100)	-	280,100	-	-
Derivative liability (Note 7)	-	(823,597)	-	-	-	(823,597)
Subscriptions received in advance (Note 7)	-	-	105,000	-	-	105,000
Shares issued – options exercised (Note 7)	36,000	184,800	-	(53,400)	-	131,400
Shares issued – for services (Note 7)	30,900	187,872	-	-	-	187,872
Share-based payments (Note 7)	-	-	-	894,913	-	894,913
Transfer of cancelled/forfeited options	-	-	-	(860,158)	860,158	-
Loss for the period	-	-	-	-	(3,863,992)	(3,863,992)

Balance, March 31, 2024	5,208,009	32,123,613	105,000	2,462,047	(21,481,123)	13,209,537
Shares issued – exploration and evaluation assets (Notes 4 and 7)	28,818	100,000	-	-	-	100,000
Shares issued – private placements (Note 7)	247,471	1,455,129	(105,000)	-	-	1,350,129
Warrant premium – on private placements (Note 7)	-	(480,000)	-	480,000	-	-
Flow-through premium – on private placements (Note 7)	-	(57,012)	-	-	-	(57,012)
Share issue costs – paid in cash (Note 7)	-	(22,869)	-	-	-	(22,869)
Finder fee warrants – on private placements (Note 7)	-	(100)	-	100	-	-
Transfer of cancelled/forfeited options	-	-	-	(278,337)	278,337	-
Loss for the period	-	-	-	-	(857,094)	(857,094)

Balance, June 30, 2024	5,484,298	$33,118,761	$-	$2,663,810	$(22,059,880)	$13,722,691

The accompanying notes are an integral part of these condensed consolidated financial statements.

Page 4 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

For the three months ended June 30, 2024, and 2023

	June 30, 2024	June 30, 2023

CASH FLOWS FROM OPERATING ACTIVITIES

Loss and comprehensive loss for the period	$(857,094)	$(608,178)
Item not affecting cash:
Share-based payments	-	15,787
Interest expense	32,415	24,867
Gain on derivative liability	(175,477)	-
Recovery of flow-through premium liability	(16,283)	-
Finance income on sublease	-	(936)
Gain on forgiveness of debt	(50,200)	-
Gain on long-term investment	-	(350)
Changes in non-cash working capital items:
Receivables	(79,583)	(18,135)
Prepaid expenses and deposits	(254,021)	(12,897)
Accounts payable and accrued liabilities	(172,047)	403,112
Loan repayments	-	(16,000)
Net cash used in operating activities	(1,757,290)	(212,730)

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and evaluation acquisition costs	(140,895)	(187,849)
Exploration and evaluation expenditures	(264,008)	(227,861)
Exploration and evaluation recoveries	200,000	100,000
Receipt of sublease payments	-	16,426
Net cash used in investing activities	(204,903)	(299,284)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placements	1,350,129	-
Share issue costs	(22,869)	-
Short-term loan interest paid	(32,505)	-
Repayment of lease obligations	-	(17,907)
Net cash provided by financing activities	1,294,755	(17,907)

Change in cash for the period	(482,438)	(529,921)
Cash, beginning of year	998,262	574,587

Cash, end of period	$515,824	$44,666

Cash paid for interest	$32,505	$16,000
Cash paid for tax	$-	$-

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS (Note 11)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Page 5 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Foremost Lithium Resource & Technology Ltd. (the "Company") which was incorporated under the laws of the Province of British Columbia, is a public company listed on the Canadian Securities Exchange (the “CSE”) and trades under the symbol FAT and on the NASDAQ Capital Market (“NASDAQ”) under the symbols FMST and FMSTW. The Company’s head office is located at 250 – 750 West Pender Street, Vancouver, BC, V6C 2T7.

On July 5, 2023, the Company consolidated its common shares on the basis of fifty (50) pre-consolidation common shares for one (1) post-consolidation common share. All shares, warrants and stock options in these consolidated financial statements are on post consolidated basis.

The Company is an exploration company focused on the identification and development of high potential mineral opportunities in stable jurisdictions.

Going concern of operations

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at June 30, 2024, the Company has had significant losses resulting in a deficit of $22,059,880 ( March 31, 2024 - $21,481,123). As at June 30, 2023, the Company also had a working capital deficiency of $1,587,213 ( March 31, 2024 - $1,247,161). In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These material uncertainties cast substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations. Any such adjustments may be material.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”), as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC”). Accordingly, they do not include all of the information required for full annual financial statements by International Financial Reporting Standards (“IFRS”) for complete financial statements for year-end reporting purposes.

These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2024, which have been prepared in accordance with IFRS as issued by IASB and IFRIC. These condensed interim financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

Page 6 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

2.	BASIS OF PRESENTATION

a)	Basis of measurement

They have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss or fair value through other comprehensive loss, which are stated at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

The policies applied in these condensed consolidated financial statements are based on IFRS issued and effective as of June 30, 2024. The Board of Directors approved these consolidated financial statements for issue on August 13, 2024.

b)	Principles of consolidation

These consolidated financial statements include the financial statements of the Company and the entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. All significant intercompany transactions and balances have been eliminated.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary listed in the following table:

	Country of Incorporation	Principal Activity

Sierra Gold & Silver Ltd	USA	Holding Company

3.	MATERIAL ACCOUNTING POLICIES

The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of the audited consolidated financial statements as at March 31, 2024. These unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2024.

Page 7 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS

During the Periods ended June 30, 2024, and March 31, 2024, the following expenditures were incurred on the exploration and evaluation of the Company’s assets:

	Zoro Property	Grass River Property	Peg North Property	Winston Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2024	$1,909,407	$45,255	$400,000	$1,338,793	$250,000	$11,730	$127,153	$4,082,338
Cash	-	-	100,000	40,895	-	-	-	140,895
Shares	-	-	100,000	-	-	-	-	100,000
Balance, June 30, 2024	1,909,407	45,255	600,000	1,379,688	250,000	11,730	127,153	4,323,233

Exploration costs
Balance, March 31, 2024	6,552,532	680,016	849,406	419,233	2,465,023	45,865	-	11,012,075
Assay	27,236	-	-	-	-	-	-	27,236
Geological, consulting, and Other	596,910	-	3,909	-	8,492	3,000	-	612,311
Exploration cost recovery	(300,000)	-	-	-	100,000	-	-	(200,000)
Balance, June 30, 2024	6,876,678	680,016	853,315	419,233	2,573,515	48,865	-	11,451,622

Total Balance – June 30, 2024	$8,786,085	$725,271	$1,453,315	$1,798,921	$2,823,515	$60,595	$127,153	$15,774,855

	Zoro Property	Grass River Property	Peg North Property	Winston Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2023	$1,909,407	$43,500	$200,000	$1,334,548	$150,000	$10,454	$-	$3,647,909
Cash	-	1,755	100,000	4,245	50,000	1,276	41,553	198,829
Shares	-	-	100,000	-	50,000	-	85,600	235,600
Balance, March 31, 2024	1,909,407	45,255	400,000	1,338,793	250,000	11,730	127,153	4,082,338

Exploration costs
Balance, March 31, 2023	4,653,559	596,124	660,472	371,909	2,509,453	38,365	-	8,829,882
Assay	-	-	15,188	-	2,669	-	-	17,857
Geological, consulting, and Other	1,898,973	83,892	173,746	47,324	152,901	7,500	-	2,364,336
Exploration cost recovery	-	-	-	-	(200,000)	-	-	(200,000)
Balance, March 31, 2024	6,552,532	680,016	849,406	419,233	2,465,023	45,865	-	11,012,075

Total Balance – March 31, 2024	$8,461,939	$725,271	$1,249,406	$1,758,026	$2,715,023	$57,595	$127,153	$15,094,413

Page 8 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Zoro Property

Zoro I Agreement

On April 28, 2017, the Company earned a 100% interest in the Zoro I Claim in the Snow Lake area in Manitoba by paying a total of $150,000 in cash and by issuing $635,000 in shares (140,000 shares issued).

In addition, during the year ended March 31, 2017, the Company issued 20,000 common shares to an arm’s length party at a fair value of $135,000 as a finder’s fee on the Zoro I Claim option agreement.

Strider Agreement

On August 19, 2019, the Company earned a 100% interest in and to all lithium-bearing pegmatites and lithium related minerals in the Zoro North property located near Snow Lake, Manitoba, subject to a 2% net smelter return royalty (“NSR”), by paying a total of $250,000 in cash, by issuing $250,000 in shares (52,656 shares issued) and by incurring $1,000,000 in exploration expenditures.

The Company can acquire an undivided 50% interest in the NSR, being one-half of the NSR or a 1% NSR, by making a $1,000,000 cash payment, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production on this property.

During the option period, the Company will be solely responsible for carrying out and administering all exploration, development and mining work on the property and for maintaining the property in good standing.

Green Bay Agreement

On September 13, 2019, the Company earned a 100% interest in and to all lithium-bearing pegmatites and lithium related minerals in the Green Bay Claims in Manitoba by paying $250,000 in cash and by issuing $250,000 in shares (54,494 shares issued).

The property is subject to a 2% NSR. The Company can acquire an undivided 50% interest in the NSR, being one-half of the NSR or a 1% NSR, from Strider Resources Limited (“Strider”), by making a $1,000,000 cash payment to Strider, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production on the property.

During the option period, the Company is responsible for carrying out and administering all exploration, development and mining work on the property and for maintaining the property in good standing.

The Company announced on January 4, 2024, to be the recipient of a $300,000 grant from the Manitoba Government for the Zoro Lithium Property to fund further exploration and development. During the year ended March 31, 2024, the Company received $100,000 of the $300,000 grant. The remaining $200,000 grant was received during the period ended June 30, 2024.

Grass River Property

During the year ended March 31, 2022, and March 31, 2023, the Company staked claims on the Grass River Property in the Snow Lake area of Manitoba. During the period ended June 30, 2024, the Company incurred $Nil ( March 31, 2024 - $1,755) in claim filing fees.

Page 9 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Peg North Property

During the year ended March 31, 2023, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba. Under the terms of the option agreement (the "First Option"), in consideration for making aggregate cash payments of $750,000, issuing Strider Resources common shares having an aggregate value of $750,000, and incurring an aggregate of $3,000,000 in exploration expenditures on or before the fifth anniversary, the Company has the right to acquire a 100% interest in the Peg North Claims, subject only to a 2% net smelter return royalty granted to Strider (the "NSR"). The obligations under the First Option can be considered fulfilled under the terms as outlined in the schedule below:

a)	cash payments of $750,000 as follows:

i)	a cash payment of $100,000 on or before June 23, 2022 (paid);

ii)	a cash payment of $100,000 on or before June 28, 2023 (paid);

iii)	a cash payment of $100,000 on or before June 28, 2024 (paid);

iv)	a cash payment of $150,000 on or before June 28, 2025;

v)	a cash payment of $150,000 on or before June 28 2026;

vi)	a cash payment of $150,000 on or before June 28, 2027; and

b)	the issuance of $750,000 in shares of the Company as follows:

i)	the issuance of $100,000 in common shares on or before June 23, 2022 (issued 10,526 shares);

ii)	the issuance of $100,000 in common shares on or before June 9, 2023 (issued 13,072 shares);

iii)	the issuance of $100,000 in common shares on or before June 28, 2024 (issued 28,818 shares);

iv)	the issuance of $150,000 in common shares on or before June 28, 2025;

v)	the issuance of $150,000 in common shares on or before June 28, 2026;

vi)	the issuance of $150,000 in common shares on or before June 28, 2027; and

c)	Incurring exploration expenditures totaling $3,000,000 (incurred $853,315 as at June 30, 2024; incurred $849,406 as of March 31, 2024) due on or before June 9, 2027.

Provided that the First Option has been exercised, the Company may purchase from Strider one half (1%) of the NSR for a cash payment of $1.5 million (the “Second Option”) at any time prior to commencement of commercial production.

Winston Property

In October 2014, the Company entered into an option agreement with Redline Minerals Inc. and its US subsidiaries (collectively, the “Optionors”) to acquire up to an 80% interest in 102 unpatented lode mining claims in the Winston Property, in addition to the four Little Granite Gold Claims (“Little Granite”) and Ivanhoe and Emporia claims (“Ivanhoe/Emporia”). In April 2017, the Company, through its US subsidiary Sierra Gold & Silver Ltd., entered into a definitive purchase agreement with the Optionors to acquire all of the Optionors’ rights, title and interest in and to the Winston Property. The terms of this agreement closed on May 17, 2017, thereby extinguishing any remaining obligations to Redline Minerals Inc. and its US subsidiaries. For the total consideration of the Winston Property, the Company paid the Optionors an aggregate of $240,000 and issued 88,000 Common Shares valued at $341,500.

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FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Winston Property (Continued)

Ivanhoe/Emporia claims

In accordance with the terms and conditions of the underlying Ivanhoe/Emporia purchase agreement, the Optionors agreed to sell and convey Ivanhoe/Emporia Claims for the purchase price of $500,000 USD of which $361,375 USD remained due owing to the Robert Howe Educational Trust (“RHET”) upon closing on May 17, 2017. The Buyer agreed to pay RHET a monthly a royalty equal to the greater of the Minimum Monthly Royalty or Production Royalty determined in accordance with the following table:

Ivanhoe / Emporia - Royalty Schedule
Monthly Average	Minimum	Production
Silver Price/oz	Monthly Royalty	Royalty %
Less than $5.00	$125	3%
$5.00 -$6.99	$250	4%
$7.00-8.99	$500	5%
$9.00-10.99	$1,000	6%
$11.00-$14.99	$1,500	7%
$15 or greater	$2,000	8%

All royalty payments made to RHET under the Minimum Monthly Royalty or Production Royalty of the agreement will be credited upon the purchase price. As of June 30, 2024, past payments totaling $216,855 USD ( March 31, 2024 - $201,535 USD) have been applied against the $500,000 USD purchase price. The remaining purchase price of $283,645 USD ( March 31, 2024 - $298,465 USD) may be satisfied in the form of ongoing advance royalty payments or lump-sum payment to finalize the property purchase. The accrued minimum monthly royalty payments outstanding as of June 30, 2024, totals $248,645 USD ( March 31, 2024 - $222,975 USD). Only the permanent production royalty of 2% of NSR on all ore mined on the Ivanhoe and Emporia lode claims, will remain as an encumbrance after the property has been purchased.

Little Granite Claims

In accordance with the terms and conditions of the underlying Little Granite purchase agreement, the Optionors agreed to sell and convey Little Granite for the purchase price of $500,000 USD of which $434,000 USD remained due owing.to the Silver Rose Corporation (“Silver Rose”) upon closing on May 17, 2017. In October 2022, the Company successfully negotiated the final cash payment required to exercise its option on these Claims down to $75,000 USD, through the issuance a non-interest-bearing promissory note to the arm’s length vendor during the year ended March 31, 2023. The promissory note was due on October 15, 2023, and was fully paid during the year ended March 31, 2024. The Little Granite Property was acquired for an aggregate consideration of $186,000 USD, versus aggregate consideration of $434,000 USD under the original terms. There are no encumbrances on the 4 unpatented Little Granite lode claims.

Page 11 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Jean Lake Property

On July 30, 2021, the Company entered into an option agreement with Mount Morgan Resources Ltd. to acquire a 100% interest in the Jean Lake lithium-gold project located in Manitoba.

The option agreement provides that in order for the Company to earn a 100% interest in the project it is required to make the following cash payments and share issuances to Mount Morgan Resources Ltd. and incur the following project exploration expenditures as follows:

a)	pay $25,000 in cash (paid) and issue common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;
b)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,704 shares issued) and incur $50,000 in exploration expenditures (incurred) on or before July 30, 2022;
c)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,128 shares issued) and incur $100,000 (accumulated) in exploration expenditures (incurred) by July 30, 2023;
d)

pay $50,000 in cash (paid subsequent to June 30, 2024), issue $50,000 in common shares (6,128 shares issued subsequent to June 30, 2024) and incur $150,000 (accumulated) in exploration expenditures (incurred) by July 30, 2024; and

e)	pay $75,000 in cash, issue $75,000 in common shares and incur $200,000 (accumulated) in exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan Resources Ltd. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

During the year ended March 31, 2023, the Company received $200,000 from a $300,000 grant it was awarded from the Manitoba Government for exploration and development work on the Jean Lake Property. The remaining $100,000 was received during the year ended March 31, 2024.

Lac Simard Property

During the year ended March 31, 2024, the Company entered into an agreement, and earned a 100% interest in, the Lac Simard South property located in Quebec by paying $35,000 (paid) and issuing 10,700 common shares (issued and valued at $85,600). Additional costs as at June 30, 2024 included transfer fees of $Nil ( March 31, 2024 - $6,553). The Company also has additional mineral claims within the area of this property.

Jol Lithium Property

During the year ended March 31, 2023, the Company entered into an agreement and acquired a 100% interest in the MB3530 claim located in the Snow Lake area of Manitoba. To earn the interest, the Company paid $8,000 and issued $2,454 in shares (364 shares issued). During the period ended June 30, 2024, the Company incurred $Nil ( March 31, 2024 - $1,276) in claim filing fees. The property is subject to a 2% NSR.

Page 12 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables and accrued liabilities for the Company are broken down as follows:

	June 30, 2024	March 31, 2024

Trade payables	$1,232,541	$1,101,757
Advance royalty payable	337,086	301,967
Accrued liabilities	105,034	91,484
Due to related parties (Note 8)	60,819	86,980

Trade payables	$1,735,480	$1,582,188

During the period ended June 30, 2024, the Company wrote-off $50,200 ( March 31, 2024 - $Nil) in accrued liabilities resulting in a gain on forgiveness of debt of $50,200 ( March 31, 2024 - $Nil).

6.	TERM LOANS PAYABLE

	June 30, 2024	March 31, 2024

Loan payable on demand, unsecured with 10% interest per annum and no fixed term	$5,000	$5,000
Loan payable on May 10, 2025, secured, with 11.35% interest per annum	1,133,430	1,133,520

Total payable	$1,138,430	$1,138,520
Short-term portion	1,138,430	1,138,520
Long-term portion	$-	$-

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (collectively, the “Loan”), included in short-term loans payable, with Jason Barnard, CEO, and Christina Barnard, COO, of the Company. The Loan accrues interest at a rate of 11.35% (amended on May 1, 2023, from 8.35%), payable monthly, and matures on May 10, 2025 (amended on May 1, 2023, from May 10, 2023, to May 10, 2024, and then further amended on April 26, 2024, from May 10, 2024 to May 10, 2025). The Loan is secured against all of the assets of the Company. The Company incurred and paid an aggregate of $32,505 in interest on the Loan during the period ended June 30, 2024 ( March 31, 2024 - $126,606).

Page 13 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES

Authorized capital stock

Unlimited number of common shares without par value

Issued capital stock

All issued shares are fully paid.

During the period ended June 30, 2024, the Company:

a)

closed on Tranche 2 on a non-brokered private placement issuing 247,471 flow-through units (“FT Units”) at $5.88 per FT Unit for gross proceeds of $1,455,129 (of which $105,000 was received in March 2024 as subscriptions received in advance). The FT Units are comprised of one flow-through common share and one non-flow-through common share purchase warrant (each, a “Warrant”), entitling the holder to purchase additional common shares at an exercise price of $4.00 per Warrant. If at any time, the volume-weighted average trading price of the common shares on the CSE trades on or above $6.00 for 14 consecutive trading days, the Company may elect to accelerate the expiry date of the Warrants by giving notice to the holders, by way of a news release, that the Warrants will expire 30 calendar days following the date of such notice. The Company also paid a cash finder’s fees of $175 on the financing and issued 51 finder’s warrants, (“Finders Warrants”) (valued at $100), entitling the holder to purchase one common share at a price of $3.40 per share. All Warrants and Finder’s Warrants are exercisable for a period of 24 months from the date of issuance expiring April 29, 2026. All securities issued under the second tranche of will be subject to a hold period of four months and one day from the date of issuance. . The Company also incurred legal and filing fees of $22,869 on the private placement. Each Finder’s warrant entitles the holder to purchase one common share at a price of $3.40 for a two-year period. All of the securities issued under the first tranche of the Offering will be subject to a hold period of four months and one day from the date of issuance expiring on August 29, 2024. A value of $57,012 was attributed to the flow-through premium liability and $480,000 was allocated to reserves in connection with the financing. The Company is committed to incur a total of $1,455,129 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at June 30, 2024, the Company has spent $117,839 in qualifying CEE.

b)	issued 28,818 common shares at a value of $100,000 as part of the annual payment due under the Peg North Property option agreement (see Note 4).

During the year ended March 31, 2024, the Company:

a)

closed an underwritten public offering in the United States (the “Offering”). The Company sold 800,000 units, each consisting of one common share and one warrant to purchase one common share, at a public offering price of $6.77 (USD $5.00) per unit. The warrants are exercisable into common shares at a price of USD $6.25 for five years. As the warrants are denominated in a currency other than the functional currency, the Company recognized a derivative liability valued at $823,597 associated with the warrants. As at March 31, 2024, the Company revalued the derivative liability at $656,946 resulting in an unrealized gain on change in fair value of warrants of $166,651 through profit or loss for the period ended March 31, 2024. It was estimated using a Level 1 fair value measurement. The aggregate gross proceeds to the Company from the Offering were $5,418,400 (USD $4,000,000), before deducting underwriting discounts of $387,416 (USD $286,000) and offering expenses. The Company also issued 40,000 underwriter’s warrants (valued at $270,400). All securities issued are free from any resale restrictions under applicable Canadian and United States securities laws. The common shares and unit warrants sold in the Offering began trading on NASDAQ under the symbols FMST and FMSTW, respectively, on August 22, 2023;

Page 14 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

b)

closed Tranche 1 of 2 on a non-brokered private placement issuing 188,651 flow-through units consisting of one flow-through common share and one non-flow-through share purchase warrant at $5.88 per unit for gross proceeds of $1,109,268 and 152,941 non-flow-through units consisting of one non-flow-through common share and one non-flow-through share purchase warrant at $3.40 per unit for gross proceeds of $520,000. The warrants are exercisable into common shares at a price of $4.00 until March 13, 2026. The Warrants will be subject to an accelerated expiry, if, at any time following the date of issuance, the volume weighted average trading price of the Shares on the Canadian Securities Exchange is or exceeds $6.00 for any 14 consecutive trading days, the Company may elect to accelerate the expiry date of the Warrants and NFT Warrants by giving notice to the holders, by way of a news release, that the Warrants and NFT Warrants will expire 30 calendar days following the date of such notice. In connection with the first tranche closing, cash finder’s fees of $11,134 were paid on the financings and the Company issued 3,274 share purchase finders warrants (valued at $9,700). Each Finder’s warrant entitles the holder to purchase one common share at a price of $3.40 for a two-year period. All of the securities issued under the first tranche of the Offering will be subject to a hold period of four months and one day from the date of issuance expiring on July 14, 2024. A value of $20,143 was attributed to the flow-through premium liability and $377,911 was allocated to reserves in connection with the financing. The Company is committed to incur a total of $1,109,268 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at June 30, 2024 the Company had spent the required $1,109,268 in qualifying CEE.

c)	issued 10,700 common shares at a value of $85,600 as part of the acquisition payments for the Lac Simard South option agreement (see Note 4);
d)	issued 13,072 common shares at a value of $100,000 as part of the acquisition payments for the Peg North option agreement (see Note 4);
e)	issued 6,128 common shares at a value of $50,000 as part of the acquisition payments for the Jean Lake option agreement (see Note 4);
f)	issued 30,900 common shares at a value of $187,872 to a non-related consulting firm for services; and
g)

issued 36,000 common shares upon exercise of options for gross proceeds of $131,400, resulting in a reallocation of share-based reserves of $53,400 from reserves to share capital. The weighted average share price on the date of the option exercises was $4.95.

Stock Incentive Plan:

The Board of Directors adopted the Company’s 2023 Stock Incentive Plan under which allows the Company to grant equity-based incentive awards (each, an “Award”) in the form of stock options (“Options”), restricted stock units (“RSUs”), preferred stock units (“PSUs”) and deferred stock units (“DSUs”) to executive, officers, directors, employees, and consultants. The Stock Incentive Plan was ratified by shareholders at the AGSM on January 25, 2024, and is a fixed number share plan providing an aggregate maximum number of common shares that may be issued upon the exercise or settlement of Awards granted under the plan, not to exceed 850,000 common shares, subject to the adjustment provisions provided within the plan.

Stock Options:

Under the policies of the Canadian Securities Exchange, which the Company follows, the exercise price of each option may not be less than the market price of the Company’s stock as calculated on the day before the date of grant. The options can be granted for a maximum term of ten years.

During the period ended June 30, 2024, the Company:

a)	granted Nil Stock options;

Page 15 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

During the year ended March 31, 2024, the Company:

a)	granted a stock options for 17,500 shares to a consultant of the Company. The option is exercisable at $5.65 per share for three years with an estimated fair value of $60,200 and vests immediately;
b)

granted stock options for an aggregate of 40,000 shares to directors and a consultant of the Company. The options are exercisable at $6.60 per share for three years with an estimated fair value of $173,500 and vest immediately;

c)

granted stock options for an aggregate of 85,000 shares to officers of the Company. The options are exercisable at $6.60 per share for five years with an estimated fair value of $445,500 and vest immediately;

d)	granted a stock option for 36,000 shares to a consultant of the Company. The option is exercisable at $3.65 per share for one year with an estimated fair value of $53,400 and vests immediately;
e)	granted a stock option for 20,000 shares to a director of the Company. The option is exercisable at $5.47 per share for three years with an estimated fair value of $75,500 and vests immediately;
f)	granted a stock option for 20,000 shares to an officer of the Company. The option is exercisable at $3.98 per share for five years with an estimated fair value of $66,600 and vests immediately;
g)	granted a stock option for 20,000 shares to a consultant of the Company. The option is exercisable at $3.30 per share for two years with an estimated fair value of $66,600 and vests immediately;
h)	had 36,000 stock options exercised by issuing 36,000 shares for proceeds of $131,400; and
i)	had 80,300 stock options that expired or were forfeited, resulting in a reallocation of share-based reserves of $860,158 from reserves to deficit.

Stock option transactions for the period ended June 30, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance June 30, 2024	Exercisable

March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	(20,000)	42,000	42,000
December 13, 2025	$9.50	21,000	-	-	-	21,000	21,000
March 26, 2026	$3.30	20,000	-	-	-	20,000	20,000
August 25, 2026	$5.65	17,500	-	-	-	17,500	17,500
September 6, 2026	$6.60	40,000	-	-	-	40,000	40,000
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 4, 2026	$5.47	20,000	-	-	-	20,000	20,000
September 6, 2028	$6.60	85,000	-	-	(32,500)	52,500	52,500
February 15, 2029	$3.98	20,000	-	-	-	20,000	20,000

Total		333,500	-	(-)	(52,500)	281,000	281,000

Weighted average exercise price		$7.38	$-	$-	$7.51	$7.36	$7.36

Weighted average remaining life (years)		$2.61				2.33

Page 16 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Stock option transactions for the year ended March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024	Exercisable

March 1, 2024	$16.50	15,000	-	-	(15,000)	-	-
November 14, 2024	$3.65	-	36,000	(36,000)	-	-	-
March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	-	62,000	62,000
December 13, 2025	$9.50	31,000	-	-	(10,000)	21,000	21,000
January 15, 2026	$7.25	35,300	-	-	(35,300)	-	-
March 26, 2026	$3.30	-	20,000	-	-	20,000	20,000
August 25, 2026	$5.65	-	17,500	-	-	17,500	17,500
September 6, 2026	$6.60	-	40,000	-	-	40,000	40,000
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 4, 2026	$5.47	-	20,000	-	-	20,000	20,000
February 16, 2027	$17.50	20,000	-	-	(20,000)	-	-
September 6, 2028	$6.60	-	85,000	-	-	85,000	85,000
February 15, 2029	$3.98	-	20,000	-	-	20,000	20,000
	$-	-	-	-	-	-	-

Total		211,300	238,500	(36,000)	(80,300)	333,500	333,500

Weighted average exercise price		$10.81	$5.87	$4.70	$9.95	$7.38	$7.38

Weighted average remaining life (years)		$2.57				2.61

The average market price of the 36,000 options exercised was $4.95 per share.

The fair value of stock options was calculated using the Black-Scholes option pricing model with the following weighted average assumptions.

March 31, 2024

Fair value per option	$5.42
Exercise price	$5.49
Expected life (years)	3.50
Interest rate	4.17%
Annualized volatility (based on historical volatility)	108%
Dividend yield	0.00%

Page 17 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Performance Stock Options:

During the period ended June 30, 2024, the Company recorded $Nil ( March 31, 2024 - $Nil) as share-based compensation. The 15,000 performance-based stock option expired during the year ended March 31, 2024.

Performance stock option transactions for the year ended June 30, 2024 and March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024 and June 30, 2024	Exercisable

March 31, 2024	$14.25	15,000	-	-	(15,000)	-	-

Total		15,000	-	-	(15,000)	-	-

Weighted average exercise price		$14.25	$-	$-	$14.25	$-	$-

Weighted average remaining life (years)						-

Warrants:

A continuity of the warrants granted for the period ended June 30, 2024, are summarized as follows:

Expiry Date	Exercise Price		Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance June 30, 2024

August 24, 2028	$	USD 6.25	800,000	-	-	-	800,000
March 13, 2026		$4.00	341,592	-	-	-	341,592
April 29, 2026		$4.00	-	247,471	-	-	247,471

Total			1,141,592	247,471	-	-	1,389,063

Weighted average exercise price			$5.58	$4.00	$-	$-	$5.30

Weighted average remaining life (years)			3.67				3.14

The company records warrants with an exercise price that is in a currency that is different from the functional currency as a derivative liability. Any gains or losses are recorded in the consolidated statements of comprehensive loss as they relate to the issue of warrants recorded on the Company’s balance sheet as a derivative liability measured at FVTPL.

The fair value of the 800,000 transferrable warrants ($823,597) issued on August 24, 2023, are quoted on the NASDAQ . The warrant derivative liability was calculated using following assumptions:

	As at June 30, 2024	As at March 31, 2024	At grant date August 24, 2023

Number of warrants outstanding	800,000	800,000	800,000
Warrant price at valuation date	0.44 USD	0.61 USD	0.76 USD
Exchange rate	1.36781	1.35397	1.35460
Fair value of warrants outstanding (derivative liability)	$481,469	$656,946	$823,597

Page 18 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

A continuity of the warrants granted for the year ended March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price		Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024

December 2, 2023		$6.50	24,000	-	-	(24,000)	-
August 24, 2028	$	USD 6.25	-	800,000	-	-	800,000
March 13, 2026		$4.00	-	341,592	-	-	341,592

Total			24,000	1,141,592	-	(24,000)	1,141,592

Weighted average exercise price			$6.50	$5.58	$-	$6.50	$5.58

Weighted average remaining life (years)			0.67				3.67

The fair value of the $480,000 (on 247,471 warrants) and $377,911 (on 341,592 warrants) were allocated to reserves and calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	June 30, 2024	March 31, 2024

Fair value per option	$3.71	$3.77
Exercise price	$4.00	$4.00
Expected life (years)	2.00	2.00
Interest rate	4.30%	3.50%
Annualized volatility (based on historical volatility)	100.90%	110.96%
Dividend yield	0.00%	0.00%

Agent warrants:

During the period ended June 30, 2024, the Company issued 51 warrants to certain underwriters/agents in connection with private placement financings which are subject to cashless exercise. A continuity of the agent warrants granted is as follows:

Expiry Date	Exercise Price		Balance March 31, 2024	Granted	Exercised	Cancelled / Expired	Balance March 31, 2024

July 19, 2024		$10.00	5,765	-	-	-	5,765
August 21, 2028	$	USD 6.25	40,000	-	-	-	40,000
March 13, 2026		$3.40	3,274	-	-	-	3,274
April 29, 2026		$3.40	-	51	-	-	51

Total			49,039	51	-	-	49,090

Weighted average exercise price			$6.50	$3.40	$-	$-	$6.49

Weighted average remaining life (years)			2.94				3.51

Page 19 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Agent warrants:

During the period ended March 31, 2024, the Company issued 40,000 warrants to certain underwriters/agents in connection with private placement financings which are subject to cashless exercise. A continuity of the agent warrants granted is as follows:

Expiry Date	Exercise Price		Balance March 31, 2023	Granted		Exercised	Cancelled / Expired	Balance March 31, 2024

July 19, 2024		$10.00	5,765		-	-	-	5,765
August 21, 2028	$	USD 6.25	-		40,000	-	-	40,000
March 13, 2026		$3.40	-		3,274	-	-	3,274

Total			5,765		43,274	-	-	49,039

				$	USD 6.25
Weighted average exercise price			$10.00	$	CAD 3.40	$-	$-	$6.50

Weighted average remaining life (years)								2.94

The fair value of agent warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	June 30, 2024	March 31, 2024

Fair value per option	$1.96	$7.95
Exercise price	$3.40	$8.09
Expected life (years)	2.00	4.78
Interest rate	4.30%	4.09%
Annualized volatility (based on historical volatility)	100.9%	113.0%
Dividend yield	0.00%	0.00%

8.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration of directors and other members of key management personnel during the periods ended June 30, 2024, and 2023 was as follows:

	Management fees	Consulting fees	Share-based payments	Total

Period ended June 30, 2024
Current and former directors, officers and companies controlled by them	$166,500	$-	$-	$166,500

Period ended June 30, 2023
Current and former directors, officers and companies controlled by them	$105,000	$30,000	$-	$135,000

Page 20 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

8.	RELATED PARTY TRANSACTIONS (Continued)

Additionally, please refer to Note 6 on the short-term related party Loan payable.

The amounts due to related parties included in accounts payable and accrued liabilities are unsecured, non-interest bearing, and have no specific terms of repayment, and are as follows:

	June 30, 2024	March 31, 2024

Current and former directors, officers and companies controlled by them	$60,819	$86,980

9.	SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the acquisition and exploration of exploration and evaluation assets. Geographic information is as follows:

	June 30, 2024	March 31, 2024

Exploration and evaluation assets:
Canada	$13,975,934	$13,336,387
United States	1,766,278	1,758,026

	$15,742,212	$15,094,413

10.	FINANCIAL RISK MANAGEMENT

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern. In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e., capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue common shares through private placements. The Company is not exposed to any externally imposed capital requirements. The Company’s overall strategy remains unchanged from the year ended March 31, 2024.

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

Page 21 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

10.	FINANCIAL RISK MANAGEMENT (Continued)

The fair value of the Company’s derivative liability was calculated using Level 1 inputs.

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities, and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consists primarily of cash and GST amounts receivable. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions and management believes it has no significant credit risk..

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at June 30, 2024, the Company had a cash balance of $515,824 ( March 31, 2024 - $998,262) to settle current liabilities of $2,926,305 ( March 31, 2024 - $2,732,374). All of the Company’s financial liabilities, except only certain loans payable, have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. The Company does not have material net assets held in a foreign currency.

Page 22 | 23

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

10.	FINANCIAL RISK MANAGEMENT (Continued)

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company. The Company does not currently generate revenue so has limited exposure to price risk.

11.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

During the period ended June 30, 2024, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $1,045,607 related to exploration and evaluation assets;
b)	issued 28,818 common shares at a value of $100,000 for the acquisition of exploration and evaluation assets.
c)	issued 51 agent warrants valued at $100 for the private placement.

During the year ended March 31, 2024, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $670,068 related to exploration and evaluation assets;
b)	issued 29,900 common shares with a fair value of $235,600 for the acquisition of exploration and evaluation assets;
c)	issued 40,000 underwriter/agent warrants valued at $270,400 for the public Offering in the United States; and
d)	issued 30,900 common shares at a value of $187,872 to non-related consulting firm for services.

12.	SUBSEQUENT EVENT

On July 15, 2024, the Company paid $50,000 and on July 16, 2024 issued 12,106 common shares at a value of $50,000 as part of the acquisition payments for the Jean Lake option agreement (see Note 4).

On July 31, 2024, issued 36,000 options to MZHCI LLC at an exercise price of CAD $3.91 or (USD $2.84) fully vested with a five year expiration date

Page 23 | 23

Exhibit 99.2

Foremost Lithium Resource & Technology Ltd. Management and Discussion Analysis For three-month period ended June 30, 2024

NASDAQ: FMST CSE: FAT

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

This management’s discussion and analysis of financial position and results of operations (“MD&A”) is prepared as of August 13, 2024, and should be read in conjunction with the unaudited interim condensed consolidated financial statements of Foremost Lithium Resource & Technology Ltd. (“Foremost” or the “Company”) for period ended June 30, 2024, with the related notes thereto. The condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”),. As permitted by the rules of the U.S. Securities and Exchange Commission for foreign private issuers, we do not reconcile our financial statements to United States generally accepted accounting principles

Amounts are expressed in Canadian dollars unless otherwise stated. This MD&A contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors. See also “Introductory Notes – Forward-Looking Information.”

Further information regarding the Company and its operations are filed electronically on the System for Electronic Document Analysis and Retrieval (SEDAR+) in Canada and can be obtained from www.sedarplus.ca.

On August 22, 2023, the Company began trading on NASDAQ under the symbols FMST and FMSTW.

Forward-Looking Statements

Except for statements of historical facts relating to the Company, this MD&A contains "forward-looking statements" within the meaning of applicable securities legislation. These forward-looking statements are made as of the date of this MD&A and the Company does not intend and does not assume any obligation to update these forward-looking statements, except as required by applicable securities laws.

Forward-looking statements may include, but are not limited to, statements with respect to the future price of metals, the estimation of mineral resources, the realization of mineral resource estimates, the timing and amount of future exploration programs, capital expenditures, success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the completion of transactions and future listings and regulatory approvals. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information in this MD&A includes, among other things, disclosure regarding: the Company’s mineral properties as well as its outlook, statements with respect to the success of exploration activities, permitting timelines, costs and expenditure requirements for additional capital and regulatory approvals, as well as the information under the headings "Overall Performance”, “Liquidity” and “Capital Resources”.

In making the forward looking statements in this MD&A, the Company has applied certain factors and assumptions that it believes are reasonable, including: that there is no material deterioration in general business and economic conditions; that the timing, costs and results of the Company’s proposed exploration programs are consistent with the Company’s current expectations; that the Company receives regulatory and governmental approvals and permits for its properties on a timely basis; that the Company is able to obtain financing for its properties on reasonable terms and on a timely basis; that the Company is able to procure equipment and supplies in sufficient quantities and on a timely basis; that engineering and exploration timetables and capital costs for the Company’s exploration plans are not incorrectly estimated or affected by unforeseen circumstances or adverse weather conditions; and that any environmental and other proceedings or disputes are satisfactorily resolved.

However, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors may include, among others: actual results of current and proposed exploration activities; actual results of reclamation activities; future metal prices; accidents, labor disputes, adverse weather conditions, unanticipated geological formations; other risks of the mining industry; delays in obtaining governmental or regulatory approvals or financing or in the completion of exploration activities; and as well as those factors discussed in the section entitled "Risks and Uncertainties" in this MD&A. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company does not undertake to update any forward-looking statements, except in accordance with applicable securities laws.

The technical information in this MD&A has been reviewed by Matthew Carter, P.Geo (Dahrouge Geological Consulting Ltd.) Lindsay Bottomer, P. Geo, Mark Fedikow,PhD P. Geo, and Michael Feinstein, PhD, CPG, who are Qualified Persons as defined by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43- 101”).

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

DESCRIPTION OF BUSINESS

Foremost is an exploration stage company that is primarily engaged in the hard-rock exploration and acquisition of lithium properties in Canada.

The Company’s goal is to become a strategic supplier of battery-grade LiOH to supply the growing electric vehicle battery and battery storage markets. The Company holds or has options to acquire interests in mining claims covering over 43,000 acres (17,500 hectares) primed for exploration with four main core “Lithium Lane Properties”, which are the Zoro, Peg North, Grass River and Jean Lake Properties, in addition to the Jol Property, located in the Province of Manitoba, Canada. Foremost’s secondary ambition is pursuing precious metal exploration on its Winston Property located in New Mexico, U.S.A. (“U.S.”), and on its Lac Simard South Property, located in the Province of Quebec, Canada.

Our primary focus is conducting discovery exploration for lithium at our Lithium Lane Properties. We are strategically located to supply the U.S. “Auto Alley”, from Michigan to the southern U.S., and the European battery market via our nearby access to the Hudson Bay Railway and the Port of Churchill. With access to renewable hydroelectric energy produced in Manitoba, we believe we have the potential to be a supplier in North American mined lithium with the benefit of hydroelectric power, substantially all of which is produced from sustainable, local sources.

SUBSIDIARIES

The Company currently has a subsidiary, Sierra Gold & Silver Ltd, a New Mexico company (“Sierra”). Sierra holds the Company’s Winston property located in New Mexico, U.S.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

The four Lithium Lane Properties are the Company’s material properties, while the Winston, the Lac Simard South and the Jol Properties are non-material properties.

Figure 1. - Claims Map of Foremost’s Lithium Lane Properties

MINERAL PROPERTIES OVERVIEW

The Zoro Lithium Property

The Zoro Lithium Property is comprised of 16 claims over 8.377 acres (3,390 hectares) located near the east shore of Wekusko Lake in west-central Manitoba, approximately 20 km east of the mining town of Snow Lake, 249 km southeast of Thompson and 571 km northwest of Winnipeg and consists of the Zoro 1 Agreement, the Green Bay and Strider Agreements.

Ownership Details

Zoro 1 Agreement

The Zoro 1 claim totals approximately 52 hectares in size and was purchased for the price of 140,000 common shares of the Company, $50,000 in cash and a non-interest-bearing promissory note for $100,000 (paid). In addition, the Company paid a finder’s fee of 20,000 common shares to an arm’s length third party in connection with the acquisition of the Zoro 1 claim. The Company has earned a 100% undivided interest in the claim. Further details of the Company’s acquisition of the Zoro 1 claim are included in the Company’s financial statements and annual filings.

Strider and Green Bay Agreement

The Company has earned a 100% interest in all lithium-bearing pegmatite dykes on the 15 additional claims in the Strider and Green Bay Agreements by paying $500,000 in cash and by issuing $500,000 in shares (107,150 shares issued). Both property agreements are each subject to a 2% net smelter return royalty (the “NSR”). The Company can acquire an undivided 50% interest in the NSR, being one-half of the NSR or a 1% NSR, from Strider Resources (“Strider”) by making a $1,000,000 cash payment to Strider, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production on the property. During the option period, the Company is responsible for carrying out and all administering exploration, development, and mining work on the property and for maintaining the property in good standing.

Exploration at the Zoro Lithium Property

Diamond drilling, prospecting and sampling programs conducted in 2016 through 2019 confirmed the presence of spodumene bearing pegmatites. Metallurgical studies were undertaken on material collected from four 2018 drill holes at Dyke 1. The successful drill testing of Mobile Metal Ions (“MMI”) soil geochemical anomaly in 2017 and the discovery of the high-grade lithium-bearing Dyke 8 has provided the rationale for expanding these surveys to the remainder of the property.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

A helicopter-assisted crew of field technicians extended the current MMI survey coverage on the property with the collection of 784 soil samples The Company previously assessed the amount of high-grade lithium in Dyke 1 through a 2017/2018 winter drill program, reaching the dyke’s deeper levels (>150 m). Additionally, the winter drill program was expanded to Dykes 5 and 7, to test historic results and recent assay results from trench and outcrop sampling of both dykes. During the 2017/18 winter drill program, the Company also discovered a previously unknown spodumene bearing pegmatite dyke. The discovery was made during the 2,472-metre, 19-hole drill program, as described in Company’s news releases on January 19 and February 13, 2018. The discovery of this additional dyke was made by drill-testing a MMI soil geochemical anomaly bringing the total of known high-grade lithium mineralized spodumene pegmatite dykes on the Zoro Lithium Project to eight. Further results from the winter drill program included narrow intercepts from shallow drill holes testing Dykes 2, 5 and 7. Of these, Dyke 5, tested by drill hole FAR18-30, intersected 1 m of 1.2% Li2O. Overall the results for each of these dykes were consistent with historic exploration results. The Company announced assay results from the fifth drilling program at Zoro on July 3, 2019, completing a total 3,054 m of drilling in 22 holes. A total of five new pegmatite dyke have been identified to date, bringing the total to 13, and the drilling extended the limits at Dyke 8, which has been intersected by six holes from two of the Company’s drilling campaigns. The Company has posted the results of all drill programs and laboratory testing on its website at www.foremostlithium.com.

Drill Programs

2022 Drill Program Highlights

On April 26, 2022, the Company announced its first drill had been completed since 2018 with a ten-hole 1,509-metre drill program designed to test MMI soil geochemical anomalies. Highlights include a sixteenth spodumene-bearing pegmatite dyke discovery. This pegmatite was intersected by two drill holes, DDH FM22-70 and was drilled at -50 degrees inclination. Two pegmatite intercepts totaling 4.9 m with up to 15% light green spodumene crystal aggregates were obtained. A second hole, DDHFM22-70B, was drilled at a steeper inclination of -65 degrees to undercut the first pegmatite intersection. This hole intersected a five-m intercept of the same spodumene mineralized pegmatite as hole FM22-70. The host rock to these pegmatites is a fine-grained foliated basalt.

In 2022 DDHFM22-71 was drilled at -65 degrees to undercut the 2018 pegmatite and intersected three discrete pegmatites. A 4.5 m spodumene-bearing pegmatite intersected between 70.45 and 75.89 m before being truncated by a fault. This intercept is 37 m below the previous 2018 drill intercepted Dyke 8 spodumene mineralization. A further pegmatite intersected below the fault between 84.4 and 86.65 m, and a third between 148.75 m and 152.65 m. To date, Dyke 8 has drill indicated dimensions of 120 m in length, 5-15 m in width and has been drilled to a depth of 157 m below surface. Assay results from the first pegmatite intersection vary from 0.05%-0.86% Li2O in five core samples over 5.44 m and 0.05% Li2O in each of two core samples over 2.25 m from the second pegmatite intersection (Table 1). A third pegmatite intersected over 3.91 m in DDHFM22-071 assayed 0.09-0.21% Li2O with the highest concentrations for related metals Cs (1440 ppm) and Nb (137.9 ppm); (sample 423028; Table 1). Tantalum analyses from Dyke 8 core samples vary between 30.2 ppm and 88.5 ppm. See a full list of assay results below in Table 1.

Table 1. Zoro 2022 Drill Results – Summary of NQ core assay results for lithium and related metals from spodumene-bearing pegmatites and pegmatites without visible

DDHFM22-070	NQ Core Sample	Depth (m)	Width (m)	Li ppm	Li20%	Cs ppm	Nb ppm	Ta ppm
	423011	32.44-33.24	0.8	203	0.04	296	137	86.6
	423012	33.24-34.0	0.76	1040	0.22	226	116.2	89.7
	423013	34.0-35.0	1	6220	1.33	260	84.3	58.8
	423014	35.0-35.8	0.8	4000	0.86	253	97.1	47.4
DDHFM22-070B
	423015	43.21-44.0	0.79	200	0.04	395	107.9	65.3
	423016	44.0-45.0	1.0	3030	0.65	225	74.9	28.3
	423017	45.0-46.0	1.0	4890	1.05	319	113.3	35.7
	423018	46.0-47.0	1.0	4460	0.96	301	111.5	35.7
	423019	47.0-48.13	1.13	4030	0.86	476	106.5	61.9
Dyke 8
DDHFM22-071
	423021	70.45-71.30	0.85	563	0.12	328	99.9	63.1
	423022	71.30-72.30	1.0	4030	0.86	384	57.1	30.2
	423023	72.30-73.30	1.0	1770	0.38	562	61.3	46.2
	423024	73.30-74.27	0.97	1170	0.25	362	92.6	52.8
	423025	75.20-75.89	0.69	659	0.14	565	135	55.2
	423026	84.40-85.50	1.10	275	0.05	330	49.6	31.6
	423027*	85.5-86.65	1.15	246	0.05	414	62.8	34.3
	423028*	148.74-149.4	0.65	1000	0.21	1440	137.9	88.5
	423029*	150.76-151.7	0.94	440	0.09	777	67.3	32.8
	423031*	151.7-152.65	0.95	429	0.09	539	90.4	59.3

	* Refers to no visible spodumene observed in core sample

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Table 2 – 2024 Drilling Header Summary

Hole ID	Target	Core Size	Hole Depth (m)	Grid	Northing	Easting	Elevation	Azimuth	Dip
FL24-001	Dyke 8	NQ	124	NAD83 / UTM zone 14N	6080344	6080344	290	68	-55
FL24-002	Dyke 8	NQ	179	NAD83 / UTM zone 14N	6080311	6080311	290	68	-65
FL24-003	Dyke 8	NQ	124.98	NAD83 / UTM zone 14N	6080391	6080391	290	77	-55
FL24-004	Dyke 8	NQ	149	NAD83 / UTM zone 14N	6080251	6080251	290	100	-65
FL24-005	Dyke 8	NQ	119	NAD83 / UTM zone 14N	6080201	6080201	288	93	-45
FL24-006	Dyke 8	NQ	125	NAD83 / UTM zone 14N	6080116	6080116	288	102	-45
FL24-007	Dyke 8	NQ	248	NAD83 / UTM zone 14N	6079098	6079098	276.6	74	-45
FL24-008	Dyke 1	NQ	394	NAD83 / UTM zone 14N	6079080	6079080	277.1	73	-55
FL24-009	Dyke 1	NQ	308	NAD83 / UTM zone 14N	6078940	6078940	284.9	77	-55
FL24-010		NQ	288.88	NAD83 / UTM zone 14N	6078940	6078940	284.9	77	-45

2024 Winter Drill Program

The Company announced on December 28, 2023, its plans for a 7,500 m 30-hole drill program being undertaken by Dahrouge Geological Consulting (“DGC”) following summer exploration in preparation for drilling. On March 28, 2024, the Company provided an update to its drill program reporting the widest drill intercept to date with an intersection of spodumene-bearing pegmatite at Dyke 1, spanning a cumulative length of 32.53 m. Drilling on the Zoro Property commenced in February of 2024, with holes FL2024-001 through FL2024-006 first targeting Dyke 8 and surrounding areas. Drilling confirmed spodumene presence in some drill core. Drilling then moved to focus on Zoro’s Dyke 1, the Company’s inferred resource. Based on a comprehensive geological review, Dahrouge Geological has identified the southern extension of Dyke 1 as a priority target. This section of Dyke 1 remains largely unexplored with limited historical drilling. Dyke 1, which had not been drilled since 2018 and is open along strike and at depth, providing Foremost the potential for excellent resource development.

Drilling will further explore mineralization in order to create what is presently expected to be a geological framework for an updated Regulation SK-1300 resource estimate. To date, a total of 10 drill holes have been completed on the property totaling approximately 2,100 m. For detailed information of each drill hole see Tables 3 below.

Table 3 – 2024 Pegmatite Interval Summary

Hole number	From	To	Length	Rock Type
FL24-001	41.78	44.07	2.29	Pegmatite
FL24-001	56.56	62.12	5.56	Spodumene Pegmatite
FL24-002	71.62	75.36	3.74	Spodumene Pegmatite
FL24-002	80.73	81.7	0.97	Pegmatite
FL24-002	84.08	89.19	5.11	Spodumene Pegmatite
FL24-003	13.92	15.23	1.31	Pegmatite
FL24-003	19.78	24.4	4.62	Pegmatite
FL24-003	37.52	39.1	1.58	Pegmatite
FL24-005	26.34	27.6	1.26	Pegmatite
FL24-005	78.22	79.06	0.84	Pegmatite
FL24-006	69.41	71.1	1.69	Pegmatite
FL24-007	79.64	80.19	0.55	Pegmatite
FL24-009	196.23	206.38	10.15	Spodumene Pegmatite
FL24-009	222.09	233.04	10.95	Spodumene Pegmatite
FL24-009	234.37	245.8	11.43	Spodumene Pegmatite
FL24-010	174.57	177.48	2.91	Pegmatite
FL24-010	177.48	188.76	11.28	Spodumene Pegmatite

Core sample assays remain to be announced as current processing is underway at the laboratory. Results are anticipated to be reported in batches in the coming weeks.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

NI 43-101 Technical Report

On July 9, 2018, the Company announced that it had received the first ever resource estimate for Dyke 1 on its Zoro Lithium Property. Dyke 1 contains an inferred resource of 1,074,567 tonnes grading 0.91% Li2O, 182 ppm Be, 198 ppm Cs, 51 ppm Ga, 1212 ppm Rb and 43 ppm Ta (at a cut-off of 0.3% Li2O). Dyke 1 is open at depth and to the north and south where additional exploration is ongoing. The estimate has an effective date of July 6, 2018, and was prepared by Scott Zelligan P. Geo., an independent resource geologist of Coldwater, Ontario. Dyke 1 is one of sixteen known spodumene-mineralized pegmatite dykes on the property. The remaining dykes are currently the object of ongoing exploration including drill-testing.

Inferred mineral resources are not mineral reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources as an indicated or measured mineral resource, however, it is reasonably expected that most of the inferred mineral resources could be upgraded to indicated mineral resources with continued exploration. There is no guarantee that any part of the mineral resources discussed herein will be converted into a mineral reserve in the future. Please refer to the Company’s new release dated July 9, 2018, for further details regarding this resource estimate and the methodologies, procedures and assumptions used to estimate same. The Company has filed the NI 43-101 Technical Report on SEDAR+.

Zoro Dyke 1 Positive Metallurgy

On May 26, 2022, the Company announced that it has contracted XPS Expert Process Solutions (a Glencore company) to develop a process to develop and refine spodumene concentrate (SC6 technical specification) into a saleable battery-grade lithium hydroxide product. The objective is to produce a technical specification SC6 spodumene concentrate. SC6 is an inorganic material that can be further refined for use in the manufacturing of batteries, ceramics, glass, grease, and various lithium products.to deliver battery grade lithium hydroxide to supply an integrated EV battery ecosystem to energize the electrification of the transportation sector. The project was undertaken at XPS’s Falconbridge, Canada, facility and SGS Canada Inc.'s Lakefield, Canada, facility. The project included a single stage Dense Media Separation (“DMS”), flotation, pyrometallurgy and hydrometallurgy.

Results of Test Work

The Zoro Dyke 1 metallurgical program investigated the feasibility of lithium beneficiation by dense media and dry magnetic separation with the goal of producing a 6% Li2O concentrate from a Master Composite, at a fairly coarse particle size of -12.7/+0.5 mm. Completed HLS, DMS and dry magnetic separation test work confirms that HLS demonstrates excellent potential for the recovery of an on-spec lithium concentrate from the Master Composite by dense media separation. Phase one, which were released in December of 2022 – The HLS (heavy liquid separation) and DMS (dense media separation) test work concluded Dyke 1 spodumene mineralization is amenable for production producing a final spodumene concentrate assaying 5.93% Li2O, with a lithium recovery of 66.9% in 26.5% mass after magnetic separation. Phase Two of the project which was released in March of 2023– DMS and flotation of DMS Middlings together achieved a global lithium recover of 81.6% at a spodumene concentrate grade of 5.88%, demonstrating that our spodumene concentrate is capable of producing both battery grade lithium products, lithium carbonate (Li2CO3) or lithium hydroxide (LiOH), while returning an extremely favourable OPEX/CAPEX to our Company.

Chain of Custody, Quality Control and Quality Assurance, and Data Verification

Drill core for assay purposes was sawn in half after logging and core mark-up by the Company’s geologist. Samples were collected based on an appropriate sample interval and washed to remove mud from cutting the core with the core saw. The core sample was placed into a clear plastic bag and the sample number written on the bag. An assay tag was inserted into the sample bag, one tag was inserted into the core box marking the sample location and the third tag was retained in storage. All core samples were placed into a white vinyl pail with a sample inventory, labeled and stored in a locked facility until enough samples were available for shipping. At this point the sample pails were taken to the local shipping company and loaded into a sealed transport truck. A bill of lading was signed by the geologist after the number of sample pails were counted and the shipping address confirmed. Receipt of the sample pails was acknowledged by the assay laboratory. Blanks, duplicate samples, and internal standard reference materials were included with each sample batch.

All data used to estimate the above reported mineral resource estimate, including sampling, analytical and test data, has been verified by Scott Zelligan, P.Geo., from the original sources. This includes a site visit to the Zoro Lithium Project, review of previously drilled intervals in person and a comparison of the drill hole database to drill logs and assay certificates.

Jean Lake Lithium-Gold Property

The Jean Lake property is situated southwest of the Thompson Brother Trend in west-central Manitoba, 15 km east of the town of Snow Lake, Manitoba, Canada, consisting of five mineral claims covering approximately 2,476 acres (1,002 hectares). The Jean Lake property occurs in a geological terrain (the Flin Flon-Snow Lake greenstone belt) historically recognized as significantly endowed with gold and base metals and new developing lithium resources.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Ownership Details

On July 30, 2021, the Company entered into an option agreement with Mount Morgan Resources Ltd. (“Mount Morgan”) to acquire a 100% interest in the Jean Lake lithium-gold project. The option agreement provides that in order for the Company to earn a 100% interest in the project it is required to make the following cash payments and share issuances to Mount Morgan and incur the following project exploration expenditures as follows:

(a)	pay $25,000 in cash (paid) and issue common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;

(b)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,704 shares issued) and incur $50,000 in exploration expenditures (incurred) on or before July 30, 2022;

(c)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,128 shares issued) and incur $100,000 (accumulated) in exploration expenditures (incurred) by July 30, 2023;

(d)	pay $50,000 in cash, issue $50,000 in common shares (12,106 shares issued) and incur $150,000 (accumulated) in exploration expenditures (incurred) by July 30, 2024; and

(e)	pay $75,000 in cash, issue $75,000 in common shares and incur $200,000 (accumulated) in exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

Exploration at the Jean Lake Property

The property hosts the historic west-northwest striking Beryl lithium pegmatites rediscovered in August of 2021 in blasted trenches beneath 80 years of organic deadfall and glacial sediment. Assay results of the high-grade spodumene-bearing Beryl pegmatite dykes from two locations on the “Beryl” or B1, B2 pegmatites gave a range of 3.89-5.17% Li2O in five samples. Rock chip sampling initiated between August and September in 2021, by Foremost's prospecting team also confirmed the presence of this gold mineralization.

Drill Program 2023 Highlights

A drill program was announced on November 21, 2022, of which the Company identified 14 targets through a combination of prospecting and airborne geophysics. The drill program tested a variety of targets on the property using the integrated results of magnetic surveys, rock and soil geochemical surveys and outcrop prospecting and commenced on December 2, 2022. In June 2023, we provided the results of the 3,002 m meters inaugural diamond drill program. The drill program tested targets for lithium and gold, based on integrated prospecting, UAV-borne magnetic survey results, MMI soil geochemical surveys and outcrop rock chip analyses.

On June 6, 2023, the Company announced that assay results were received from 246 NQ core samples collected from their now completed diamond drill program. The Company's exploration efforts had focused on lithium in pegmatite using a variety of exploration technologies, which not only have exposed potential for spodumene, but which also has demonstrated the potential for gold mineralization. The results of the program have confirmed lithium at the B1 pegmatite but has made a serendipitous new gold discovery on the property.

Results

The Jean Lake drill program intersected numerous gold mineralized intervals at vertical depths up to 110 m below surface as well lithium at the B1 spodumene bearing pegmatite. Details of the lithium and gold intersections are provided in the summary of gold and lithium hole results below in Table 4.

Table 4. Summary of Gold and Lithium Intersections in Drill Holes

Hole ID	Easting	Northing	Strike	Dip	Depth	Intercept in Metres
FM23-01A	452688	6076420	205	-66	62m	1.26% Li2O over 0-3.35m
FM23-01A	452688	6076420	205	-66	62	2.46 g/t Au over 3.70m from 41.30m-45m
FM23-04A	452743	6076529	90	-45	80	11.27 g/t Au over 2.75m from 73.75m-76.5m including 91.8 g/t Au over 0.32mfrom 74.74 - 75.06m
FM23-08	452877	6076534	245	-45	134	1.44 g/t Au for 0.32m from 11.33m-11.65m and 7.50 g/t Au for 7.66m from 94.35m-102.01m including 29.95 g/t Au for 1.77m from 94.35m-96.12m and 1.28 g/t Au for 0.3m from 107.6m-107.9m
FM23-08A	452878	6076543	110	-45	173	1.51 g/t Au for 0.52m from 95.18m-95.7m
FM23-13	452667	6076898	270	-45	125	0.94 g/t Au for 1.23m from 121.30m-122.53m
FM23-14	452732	6076854	270	-45	158	1.23 g/t Au for 2.85m from 151.24m-154.09m
FM23-22	450367	6073940	314	-45	125	3.04 g/t Au for 0.68m from 102.92m-103.6m
FM23-25	452347	6076330	120	-45	114	2.07 g/t Au for 3.49m from 25.3m-28.79m including 6.86 g/t Au for 0.54m from 25.30m-25.84m and 1.27 g/t Au for 2.4m from 69.6m-72m

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Chain of Custody, Quality Control and Quality Assurance, and Data Verification

Quality Control and Quality Assurance on The Jean Lake Drill program follows the same protocols as that were followed in the Zoro Drill Program. See– Zoro Property – Chain of Custody, Quality Control and Quality Assurance and Data Verification” for discussion of quality control.

Grass River Property

The Grass River Property is an exploration stage property consisting of 29 claims covering 15,664 acres/6,339 hectares located 30 km east of the historic town of Snow Lake, 6.5 km east of the Zoro Property. The Grass River Property hosts 10 pegmatites exposed in outcrop1, and 7 drill-indicated spodumene-bearing pegmatite dykes2.

Ownership Details

The Property was acquired by on the ground staking after a review of the geological characteristics of the terrain. The claims were registered with the Manitoba Mining Recorder in the name of Foremost Lithium on January 18, 2022, and originally consisted of 27 claims and 14,873 acres/6,019 hectares for a total cost of $40,500. On April 3, 2023, the Company announced that an additional 2 claims were staked to increase the number of claims from 27 to 29 and the total property area by 790 acres/320 hectares, to a total amalgamated 15,664 acres/6,339 hectares at a total cost of $3,000. The two new claims provide linkage between the Peg North Lithium Property and Grass River Claims thereby allowing the application of assessment credits earned from exploration on either property applicable to both, and provides the Company 100% interest in and to those certain undersurface mineral rights of all the staked claims.

Peg North Property

The Peg North Property is an exploration stage property covering 16,697 acres (6,757 hectares) located in the historic mining district of Snow Lake, Manitoba, and is the largest and newest of the Lithium Lane Properties. It captures the northern extension of the Crowduck Bay fault which is a focal point for the development of lithium-enriched pegmatite dyke clusters.

Ownership Details

On June 28, 2022, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba. Under the terms of the option agreement, in consideration for making aggregate cash payments of $750,000, issuing Strider Resources common shares having an aggregate value of $750,000, and incurring an aggregate of $3,000,000 in exploration expenditures on or before the fifth anniversary, the Company has the right to acquire a 100% interest in the Peg North Claims, subject only to a 2% net smelter return royalty granted to Strider (the "NSR") (the "First Option"), The obligations under the First Option can be considered fulfilled under the terms as outlined in the schedule below.

(a)	the issuance of $750,000 in cash from the Company as follows;

(i)	a cash payment of $100,000 on or before June 28, 2022 (paid);
(ii)	a cash payment of $100,000 on or before June 28, 2023 (paid);
(iii)	a cash payment of $100,000 on or before June 28, 2024 (paid);
(iv)	a cash payment of $150,000 on or before June 28, 2025;
(v)	a cash payment of $150,000 on or before June 28, 2026;
(vi)	a cash payment of $150,000 on or before June 28 2027; and

(b)	the issuance of $750,000 in shares of the Company as follows;

(i)	the issuance of $100,000 in common shares on or before June 28, 2022 (issued 10,526 shares);
(ii)	the issuance of $100,000 in common shares on or before June 28, 2023 (issued 13,072 shares);
(iii)	the issuance of $100,000 in common shares on or before June 28, 2024 (issued 28,818 shares);
(iv)	the issuance of $150,000 in common shares on or before June 28, 2025;
(v)	the issuance of $150,000 in common shares on or before June 28, 2026;
(vi)	the issuance of $150,000 in common shares on or before June 28, 2027; and

(c)	incurring exploration expenditures totaling $3,000,000 ($853,315 incurred as of June 30, 2024) due on or before June 28, 2027.

________________________________

1 Cancelled Assessment File 90611, Manitoba Mining Recorder, Manitoba Natural Resources and Northern Development

2 Bailes, A.H. 1985: Geology of the Saw Lake area, Geological Report GR83-2, 47 pages and Map GR83-2-1

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Provided that the First Option has been exercised, the Company may purchase from Strider one half (1%) of the NSR for a cash payment of $1.5 million (the “Second Option”) at any time prior to commencement of commercial production.

Non-Core Properties

Jol Property, Manitoba, Canada

On July 12, 2022, we completed the acquisition of 100% of the interest in and to those certain undersurface mineral rights certain comprising Manitoba Mineral Disposition No. MB3530 from Mae De Graf (the “MB3530 Property”) by paying $8,000 cash and with the issuance of 364 shares, valued at $2,454. The MB3530 Property is subject to a 2% NSR. During the year ended 2024, the Company incurred a $1,276 expense in claim filing fees.

Lac Simard South, Quebec, Canada

In May 2023, we acquired Lac Simard South Property, located in the Province of Quebec, amending a property acquisition agreement to purchase 100% interest in and to those certain undersurface mineral rights comprising a total of 60 claims, covering 8,612 acres (3,485 hectares). In consideration for the property, we paid to the arm length vendors cash consideration on May 12, 2023, plus common share issuance after closing. In consideration for the property, we paid to the vendors cash consideration of $17,500 plus GST on May 12, 2023, and we paid an additional $17,500 plus GST in September 2023. In addition, we issued a total of 10,700 common shares of the Company at a deemed price of $7.50 per common share under terms as set forth therein and subject to a 4-month hold. The Company has now earned a 100% interest in Lac Simard South property.

The Company staked an additional 20 mineral claims on the Lac Simard South Property contiguous to the 60 claims to complete the final aggregate land size of 11,482 acres (4,647 hectares), and the total number of claims to 80.

Winston Property, New Mexico, U.S.

The Winston Property is comprised of three historic mines on 147 unpatented lode mining claims, including the four (4) Little Granite Claims (the “LG Claims”) and (2) patented mining claims, Ivanhoe and Emporia (the “Ivanhoe/Emporia Claims”), for a total of 149 total mining claims across 3,000 acres. It is situated in northwestern Sierra County, New Mexico, U.S.A. approximately 45 miles (72.4 km) northwest of the town of Truth or Consequences and is coincident with the 18.0 mile long north-south X 8.0 mile wide east-west (19.3 km long x 9.7 km wide) Chloride Sub-District. The Company controls, subject to certain underlying royalties, a 100% interest in the Winston property located in Sierra County, New Mexico, U.S. (the “Winston Property”).

Ownership Details

On October 2014 the Company entered into an option agreement through its US subsidiary to acquire up to an 80% interest of the Winston Property, which at that time was comprised of 102 unpatented lode claims, including the Little Granite Gold Claims, in addition to the 2 patented Ivanhoe/Emporia Claims (108 claims in total). On May 15, 2017, the Company, through its US subsidiary Sierra Gold & Silver Ltd., closed a definitive purchase agreement to acquire 100 % rights, title and interest of the Winston Property. A total aggregate of $240,000 CND was paid, and 88,000 Common Shares were issued to the Optionors’ valued at $341,500 to complete the property acquisition.

Ivanhoe/Emporia

In accordance with the terms and condition of the underlying purchase agreement, the Company is required to pay the original owner of the Ivanhoe/Emporia claims what remains due and owing on the original $500,000 USD purchase price to complete the acquisition of the Ivanhoe/Emporia. The Company’s minimum Monthly Payment is a royalty payment subject to the average market price of silver. All royalty payments by the Company under the minimum monthly royalty or production royalty payments (the “Monthly Payments”) reduces the amount owing every month towards the balance remaining on the purchase price.

As of June 30, 2024, past payments totaling $216,855 USD have been applied against the $500,000 USD purchase price. The accrued minimum monthly royalty payments outstanding as of June 30, 2024, totals $248,645 USD. The remaining purchase price of $283,184 USD may be satisfied in the form of ongoing advance royalty payments or lump-sum payment to finalize the property purchase. Only the permanent production royalty of a 2% of NSR on all ore mined on the Ivanhoe and Emporia lode claims, will be the only remaining encumbrance after the property purchase price is paid in full.

Little Granite

On December 14, 2022, we announced that the Company acquired a 100% interest in the Little Granite Claims in the Winston Group of Properties Gold/Silver Project by successfully negotiating the final cash payment required to exercise its option on in October 2022 from $380,000 USD to $75,000 USD which was satisfied through the issuance of a non-interest-bearing promissory note to an arm’s length vendor. An initial $25,000 USD payment was made on October 15, 2022, and the final two $25,000USD payments were paid on April 15, 2023, and October 15, 2023. Following these amendments, Rio acquired The Little Granite Property for an aggregate consideration of $186,000 USD, versus aggregate consideration of $434,000 USD under the original terms.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Additional Unpatented Claims

To maintain the unpatented claims in good standing, we must pay annual claim maintenance fees of $165 per claim by September 1 of each year to the Federal Bureau of Land Management (“BLM”) and file annual maintenance documents to the BLM and Sierra and Catron County Clerk’s office. There are no encumbrances on the 147 unpatented BLM lode claims.

The Winston Property is in Good Standing

Exploration at the Winston Property

Michael Feinstein, PhD, CPG, QP, visited the Winston Project area on ten separate occasions since October 2020 and spent more than 3 months, cumulatively, on the Property. He conducted confirmatory sampling of the known historic mines, as well as geologic reconnaissance sampling along the mineralized corridor; most recently visited in September 2023 during which mine environs, workings and dumps were walked and inspected to collect representative samples of the different styles of mineralization.

The Company mobilized a field crew to the Winston project in early October of 2020. The crew evaluated the best options for access and logistical support of the planned Phase 1 program focused on the Little Granite Mine area. The Phase 1 program consisted of soil and rock geochemical sampling, geological mapping, with particular focus on structural controls of the silver-gold mineralization and possibly ground geophysics, and terrain mapping using a drone as disclosed in our April 2021, news release.

In February of 2021, the Company reported the results of recent sampling on its Winston project. High grade gold and silver values were confirmed from three historic mines, Ivanhoe, Emporia and Little Granite, in the south part of the Company’s land holdings. 20 ore characterization samples from these three mines returned peak values of 66.5 g/t gold and 2940 g/t silver from Little Granite, 26.8 g/t gold and 1670 g/t silver from Ivanhoe and 46.1 g/t gold and 517 g/t silver from Emporia.

Detailed sample results are listed below. The samples were obtained as part of the initial geological evaluation of the property, during which mine environs, workings and dumps were walked and inspected to collect representative samples of the different styles of mineralization. High grade mineralization was confirmed at the Little Granite, Ivanhoe and Emporia mine sites.

Sample#	Comment	Mine	G/T GOLD	G/T SILVER
1670958	Sugary white quartz w patches of black sulphides	Emporia	46.10	366.0
1670959	amethyst vein and breccia w minor oxides	Emporia	0.02	1.0
1670960	banded vein w some red zones and minor ginguro	Emporia	44.90	517.0

1670957	banded comb quartz w calcite, oxides, dark gray zones	Ivanhoe	0.38	563.0
1670976	sugary quartz/adularia/calcite banded vein w black sulphide bands, up to 20% locally	Ivanhoe	4.82	1,670.0
1670977	layered comb amethyst w oxides and replacement textures	Ivanhoe	0.02	3.8
1670978	massive dark gray quartz w red oxide zone, some copper oxide	Ivanhoe	2.91	628.0
1670979	calcite breccia w chalcopyrite, included banded vein clast	Ivanhoe	0.47	383.0
1670980	layered chalcedony w black sulphide, minor calcite	Ivanhoe	26.80	940.0
1670981	qtz/adularia vein w green mustard oxide	Ivanhoe	1.30	849.0

1670962	comb amethyst/sugary quartz w red-orange oxides	L Granite	3.33	218.0
1670963	coarse comb quartz w calcite and bright green crystalline oxide	L Granite	7.97	189.0
1670964	dark grey mucky quartz vein phase, red-orange oxides with trace copper oxide	L Granite	6.43	525.0
1670990	comb quartz with red and black sulphide layers, rare variety on this dump	L Granite	0.41	690.0
1670992	Quartz with red-oxide fluff	L Granite	0.10	7.6
1670993	Qtz/adularia vein phase w minor orange oxides	L Granite	2.15	163.0
1670994	white banded coarse comb vein, dump background	L Granite	7.00	337.0
1670995	select high grade ore grab at LG haul tower	L Granite	66.50	2,940.0

These samples were collected by Dr. Michael Feinstein, of Mineoro Explorations, during three visits to the project between October and December of 2020. Numerous samples were collected throughout the project area, and historic mine sites were visited several times. Multiple, overlapping phases of alteration and mineralization are evident throughout as illustrated in the sample photos following. The ore characterization samples were collected to better understand which phases are of greatest economic interest. The results confirm that earlier reports of high-grade silver and gold values from historic workings have legitimacy and justify a major exploration program using modern methods to define the nature and size of mineralization.

Current plans for follow-up work include additional geochemical sampling, geological mapping and claim staking. The acquisition of detailed imagery and surface terrane models are being investigated as a precursor to project and target scale geophysical surveys.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

All samples were collected by Mineoro Explorations and securely maintained through to submission to the ALS Minerals laboratory in Tuscon. Samples were analyzed by Fire Assay and ICP-MS. Internal laboratory QA/QC protocols were followed and 5% external standards are submitted with all sample batches.

RESULTS OF OPERATIONS

During the periods ended June 30, 2024, and March 31, 2024, the following expenditures were incurred on the exploration and evaluation of the Company’s assets:

	Zoro Property	Grass River Property	Peg North Property	Winston Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2024	$1,909,407	$45,255	$400,000	$1,338,793	$250,000	$11,730	$127,153	$4,082,338
Cash	-	-	100,000	40,895	-	-	-	140,895
Shares	-	-	100,000	-	-	-	-	100,000
Balance, June 30, 2024	1,909,407	45,255	600,000	1,379,688	250,000	11,730	127,153	4,323,233

Exploration costs
Balance, March 31, 2024	6,552,532	680,016	849,406	419,233	2,465,023	45,865	-	11,012,075
Assay	27,236	-	-	-	-	-	-	27,236
Geological, consulting, and Other	596,910	-	3,909	-	8,492	3,000	-	612,311
Exploration cost recovery	(300,000)	-	-	-	100,000	-	-	(200,000)
Balance, June 30, 2024	6,876,678	680,016	853,315	419,233	2,573,515	48,865	-	11,451,622

Total Balance – June 30, 2024	$8,786,085	$725,271	$1,453,315	$1,798,921	$2,823,515	$60,595	$127,153	$15,774,855

	Zoro Property	Grass River Property	Peg North Property	Winston Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2023	$1,909,407	$43,500	$200,000	$1,334,548	$150,000	$10,454	$-	$3,647,909
Cash	-	1,755	100,000	4,245	50,000	1,276	41,553	198,829
Shares	-	-	100,000	-	50,000	-	85,600	235,600
Balance, March 31, 2024	1,909,407	45,255	400,000	1,338,793	250,000	11,730	127,153	4,082,338

Exploration costs
Balance, March 31, 2023	4,653,559	596,124	660,472	371,909	2,509,453	38,365	-	8,829,882
Assay	-	-	15,188	-	2,669	-	-	17,857
Geological, consulting, and Other	1,898,973	83,892	173,746	47,324	152,901	7,500	-	2,364,336
Exploration cost recovery	-	-	-	-	(200,000)	-	-	(200,000)
Balance, March 31, 2024	6,552,532	680,016	849,406	419,233	2,465,023	45,865	-	11,012,075

Total Balance – March 31, 2024	$8,461,939	$725,271	$1,249,406	$1,758,026	$2,715,023	$57,595	$127,153	$15,094,413

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

SUMMARY OF ANNUAL INFORMATION

	March 31, 2024	March 31, 2023	March 31, 2022

Total assets	$16,598,857	$13,300,444	$7,918,078
Total liabilities	$3,389,320	$2,912,822	$1,176,332
Shareholders’ equity	$13,209,537	$10,837,622	$6,741,746
(Loss) income and comprehensive (loss) income for the year	$(4,472,170)	$956,578	$(4,150,922)
(Loss) earnings per share – Basic	$(0.95)	$0.25	$(1.27)
(Loss) earnings per share – Diluted	$(0.95)	$0.24	$(1.27)
Cash dividends Declared	$-	$-	$-

SUMMARY OF QUARTERLY RESULTS

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Total assets	$17,130,465	$16,598,857	$15,134,061	$15,965,124
Total liabilities	$3,407,774	$3,389,320	$2,087,488	$2,550,172
Shareholders’ equity	$13,722,691	$13,209,537	$13,046,573	$13,414,952
Total revenue	$-	$-	$-	$-
Net loss for the period	$(857,094)	$(1,513,401)	$(654,940)	$(1,695,651)
Basic and diluted loss per share	$(0.16)	$(0.31)	$(0.14)	$(0.39)
Weighted average common shares outstanding	5,382,316	4,937,738	4,838,329	4,327,750

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Total assets	$13,110,859	$13,300,444	$13,530,636	$10,376,744
Total liabilities	$3,130,028	$2,912,822	$2,841,312	$2,900,781
Shareholders’ equity	$9,980,831	$10,387,622	$10,689,324	$7,475,963
Total revenue	$-	$-	$-	$-
Net earnings (loss) for the period	$(608,178)	$321,952	$2,154,228	$(751,616)
Basic and diluted earnings (loss) per share	$(0.15)	$0.03	$0.54	$(0.20)
Weighted average common shares outstanding	3,975,666	3,968,847	3,943,682	3,815,068

For the three month period ended June 30, 2024, compared with the three month period ended June 30, 2023:

Net loss for the period

The Company had a net comprehensive loss for the three-month period ended June 30, 2024 of $857,094 (2023 - $608,178). The net increase of $248,916 in the net loss for the three-month period ended June 30, 2024, compared to the three-month period ended June 30, 2023, was primarily due to the following:

Administrative expenses increased by $470,921 due to the following:

●	Consulting of $47,791 (2023 - $30,581) increased by $17,210 and was related to additional consulting services required after listing on NASDAQ.

●	Investor relations and promotion of $536,323 (2023 - $26,041) increased by $510,282 and was primarily related to increased contracted services since listing on NASDAQ.

●

Management and directors’ fees of $166,500 (2023 - $135,000) increased by $31,500 and was related to certain contracted or salaried management and the addition of management due to the growth of the Company.

●

Office and miscellaneous of $76,871 (2023 - $11,295) increased by $65,576 due to and was mainly related to an increase of $58,034 in insurance costs after listing on NASDAQ and other general increases in office expenses.

●

Professional fees of $199,550 (2023 - $331,157) decreased by $131,607 which was generally related to a decrease in legal fees during the current period as the prior period the Company was working on its NASDAQ listing.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

●

Share-based payments of $Nil (2023 - $15,787) decreased by $15,787 as no share-based payments were issued during the current period, are non-cash expenses and due to a timing and amount of stock option issuances during the period and valued using the Black-Scholes Method of calculating the expense.

●	Transfer agent and filing fees of $34,763 (2023 - $39,118) decreased by $4,355 which was primarily due to reduced services required during the current period.

●	Travel of $2,286 (2023 - $4,184) decreased by $1,898 due to due to a decrease in trade shows, conferences and property site visits.

Other gains increased by $222,005 due to the following:

●	Finance income on sublease of $Nil (2023 - $936) was due to the sublease ending in December 2023.

●	Foreign exchange loss of $2,555 (2023 gain - $7,085) changed by $9,640 and related to the fluctuations in the U.S. dollar as compared to the Canadian dollar at each reporting date.

●

Gain in fair value on derivative liabilities of $175,477 (2023 - $Nil) increased by $175,477 caused by a decrease in warrant price trading from $0.61 USD at March 31, 2024 to $0.44 USD on June 30, 2024 and a reduced remaining life of the warrants. Warrants priced in U.S. dollars are classified as derivative liabilities as the Company’s functional currency is in Canadian dollars. As a result of this difference in currencies, the proceeds that would be received by the Company if these warrants are exercised are not fixed and will vary based on foreign exchange rates, hence the warrants are accounted for as a derivative under IFRS and are required to be recognized and measured at fair value at each reporting period.

●

Gain on forgiveness of debt of $50,200 (2023 - $Nil) increased by $50,200 due to the reversal of accrued liabilities that were over 3 years old where requests for payments or contact by the Company was not received and statute of limitation was used.

●	Gain on sublease of $Nil (2023 - $1,481) was due to the sublease ending in December 2023.

●

Gain on long-term investment of $Nil (2023 - $350) decreased by $350 due to the change in fair market value in the Company’s share investment in Alchemist Mining Inc. in the prior years. The shares were sold during the year ended March 31, 2024.

●	Interest expense of $32,415 (2023 - $24,867) increased by $7,548 and is directly attributable to the outstanding loan balance with related parties to fund the Company.

●

Recovery of flow-through premium liability of $16,283 (2023 - $Nil) increased by $16,283 due to issuance of flow through shares where the Company fulfilled its obligation to spend the flow through funds raised therefore extinguished the liability.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

LIQUIDITY AND GOING CONCERN

The condensed interim consolidated financial statements were prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at June 30, 2024, the Company has had significant losses. In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These circumstances cast substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the pandemic and the wars in Palestine and Ukraine, to the business to be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect the business and may make it more difficult for it to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position and cash flows in the future.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

	June 30, 2024	March 31, 2024

Working capital deficit	$(1,587,213)	$(1,247,161)
Deficit	$(22,059,880)	$(21,481,123)

Net cash used in operating activities for the period ended June 30, 2024, was $1,572,290 compared to cash used of $212,730 during the period ended June 30, 2023. The net increase of $1,359,560 in cash used in operating activities was primarily due to a net increase of $861,731 in cash used to pay working capital items such as Receivables, Prepaids and Accounts payable, and loans and a net increase of $497,829 in cash used in the net loss for the year.

Net cash used in investing activities for the period ended June 30, 2024, was $204,903 compared to $299,284 during the period ended June 30, 2023, and consisted of $204,903 (2023 - $315,710) in net expenditures on exploration and evaluation assets (mainly due to timing of the completion of the exploration program expenses where a net of $439,547 in exploration was spent in 2024 due to an extended program where as a net credit of $49,006 was received in 2023, the balance of spend in both years were due to acquisition costs), and receipts of $Nil (2023 - $16,426) on sublease.

Net cash provided by financing activities for the period ended June 30, 2024, was $1,294,755 compared to cash used of $17,907 during the period ended June 30, 2023. The net increase was due to proceeds on issuance of 247,471 common shares from a $1,455,129 private placement (2023 - $Nil), offset by share subscriptions received in advance of $105,000 (2023 - $Nil), less share issuance costs of $22,869 (2023 - $Nil), short term loan interest paid of $32,415 (2023 - $Nil) and repayment of lease obligations of $Nil (2023 - $17,907) .

The Company is continuing its exploration program and will use its available working capital to continue this work. It is likely that the Company will need to obtain additional debt/equity financing to carry out further exploration programs on its properties depending on the results of recent exploration and to satisfy its business and property commitments for the ensuing year. The Company intends to rely on equity or debt financing from arm’s length parties to fund its operations for the upcoming year. The Company may find it necessary to issue shares to settle some of its existing debt obligations. There are no assurances that the Company will be successful in raising the necessary funds to maintain its current operations and explore its properties on commercially reasonable terms or at all.

CAPITAL RESOURCES

As of the date of this MD&A, the Company is continuing its exploration programs on its Lithium Lane Properties, consisting of its Zoro, Jean Lake, Peg North and Grass River properties, and its Jol Lithium property. The Company intends to use available working capital and may issue additional common shares to cover the cost of this program.

The Company also has certain ongoing option/property payments and maintenance fees/taxes associated with its Zoro, Jean Lake, Grass River and Winston properties as more particularly described in “Overall Performance” above.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

During the three month period ended June 30, 2024, the Company:

a)

closed on Tranche 2 on a non-brokered private placement issuing 247,471 flow-through units (“FT Unit”) at $5.88 per FT Unit for gross proceeds of $1,455,129 (of which $105,000 was received in March 2024 as subscriptions received in advance). The FT Units are comprised of one flow-through common share and one non-flow-through common share purchase warrant (each, a “warrant”), entitling the holder to purchase additional common shares at an exercise price of $4.00 per warrant. If at any time, the volume-weighted average trading price of the common shares on the CSE trades on or above $6.00 for 14 consecutive trading, the Company may elect to accelerate the expiry date of the warrants by issuing a 30 days’ notice of expiration via a news release. The Company also paid a cash finder’s fees of $175 on the financing and issued 51 finder’s warrants, (“Finders warrants”) (valued at $100), entitling the holder to purchase one common share at a price of $3.40 per share. All warrants and Finder’s warrants are exercisable for a period of 24 months from the date of issuance expiring April 29, 2026. All securities issued under the second tranche of will be subject to a hold period of four months and one day from the date of issuance. The Company also incurred legal and filing fees of $22,869 on the private placement. A value of $57,012 was attributed to the flow-through premium liability and $480,000 was allocated to reserves in connection with the financing. The Company is committed to incur a total of $1,455,129 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at June 30, 2024, the Company has spent $117,839 in qualifying CEE.

b)	issued 28,818 common shares at a value of $100,000 as part of the annual payment due under the Peg North Property option agreement.

During the period July 1, 2024 to August 14, 2024, the Company:

(a)	On July 15 2024, the Company paid $50,000 and issued 12,106 common shares at a value of $50,000 as part of the acquisition payments for the Jean Lake option agreement.

CONTRACTUAL OBLIGATIONS

Other than described in “Capital Resources” and certain stock option and consulting agreements, the Company does not presently have any other material contractual obligations. See “Transactions with Related Parties”.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not utilize off-balance sheet arrangements.

RELATED PARTY TRANSACTIONS

Key management personnel include those people who have authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration of directors and other members of key management personnel during the periods ended June 30, 2024, and June 30, 2023, was as follows:

	Management and Directors fees	Consulting	Total

Period ended June 30, 2024:
Chief Executive Officer	$67,500	$-	$67,500
Chief Operating Officer	42,000	-	42,000
Chief Financial Officer	19,500	-	19,500
Directors	37,500	-	37,500
	$166,500	$-	$166,500

Period ended June 30, 2023:
Chief Executive Officer	$45,000	$-	$45,000
Chief Operating Officer	-	30,000	30,000
Former Chief Financial Officer	18,000	-	18,000
Directors	33,000	-	33,000
Former Chief Financial Officer and Current Director	9,000	-	9,000
	$105,000	$30,000	$135,000

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (collectively, the “Loan”), included in short-term loans payable, with Jason Barnard, CEO, and Christina Barnard, COO, of the Company. The Loan accrues interest at a rate of 11.35% (amended on May 1, 2023, from 8.35%), payable monthly, and matures on May 10, 2025 (amended on May 1, 2023, from May 10, 2023, to May 10, 2024, and then further amended on April 26, 2024, from May 10, 2024, to May 10, 2025). The Loan is secured against all of the assets of the Company. The Company incurred and paid an aggregate of $32,505 in interest on the Loan during the period ended June 30, 2024 (March 31, 2024 - $126,606).

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

The amounts due to related parties included in accounts payable and accrued liabilities are unsecured, non-interest bearing, and have no specific terms of repayment, are as follows:

	June 30, 2024	March 31, 2024

Chief Executive Officer	$20,769	$20,769
Chief Operating Officer	12,923	21,084
Directors	127	127
Former Directors	27,000	45,000
	$60,819	$86,980

The amounts due are unsecured, non-interest bearing, and have no specific terms of repayment.

PROPOSED TRANSACTIONS

On June 4, 2024, the Company announced its intention to spin-out the Company’s gold and silver Winston Group of Properties (collectively, the “Properties” or the “Winston Property”) into a newly incorporated wholly owned subsidiary to be named Rio Grande Resources Ltd (“Rio Grande” or “RGR”). It is expected that the Spin-Out will be affected by way of a plan of arrangement (the “Arrangement”). The Company’s Winston Group of Properties – situated over a 3,000-acre drill-ready site – contains three historic past producing gold and silver mines: Ivanhoe, Emporia and Little Granite located in Sierra County, New Mexico, USA.

Pursuant to the proposed terms of the Arrangement, it is expected that for each common share of Foremost (“Foremost Shares”), the shareholder will receive common share(s) of RGR at a ratio still to be determined (the “RGR Shares”). Following the completion of the Arrangement, it is expected that Foremost will retain an interest, with the remaining RGR Shares being distributed to Foremost shareholders on a pro rata basis relative to their holdings of Foremost Shares. There will be no change in shareholders’ relative holdings in Foremost because of the Spin-Out.

The Spin-Out will be subject to shareholder, court, Canadian Securities Exchange (“CSE”), NASDAQ and regulatory approvals, as well as management’s discretion. Subsequent to the completion of the Arrangement, the Company intends to list the shares of RGR (the “Listing”) on the CSE. Foremost will remain listed on the CSE and the NASDAQ. To appropriately capitalize RGR to pursue its business objectives immediately following the completion of the Arrangement, it is anticipated that RGR will undertake a financing or financings of RGR Shares concurrently with the Spin-Out.

The Arrangement, including the exchange ratio, management, board composition, the proposed record date, and the financing, will be provided in due course. Shareholders are cautioned that there can be no assurance that the Spin-Out and the financing of RGR will be completed on the terms described herein or at all, or that the Listing on the CSE will occur.

CHANGES IN ACCOUNTING POLICIES INCLUDING INITIAL ADOPTION

Please refer to the condensed interim consolidated financial statements on www.sedar.com.

FINANCIAL AND OTHER INSTRUMENTS

Capital and Financial Risk Management

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern.

In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e., capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may issue securities through private placements. The Company is not exposed to any externally imposed capital requirements.

The Company’s overall strategy remains unchanged from the March 31, 2024, fiscal year (see our quarterly and annual filings).

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and Level 3 – Inputs that are not based on observable market data.

The fair value of the Company’s derivative liability was calculated using Level 1 inputs.

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities,, and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consists primarily of cash. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at June 30, 2024, the Company had a cash balance of $515,824 (March 31, 2024 – $998,262) to settle current liabilities of $2,926,305 (March 31, 2024 – $2,732,374). All of the Company’s financial liabilities, except only certain loans payable, have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. The Company does not have material net assets held in a foreign currency.

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company. The Company does not currently generate revenue so has limited exposure to price risk.

OTHER MD&A REQUIREMENTS

Disclosure of Outstanding Security Data as at August 13, 2024

As of August 13, 2024, the following common shares, stock options and warrants were issued and outstanding:

Issued and Outstanding Common Shares – 5,496,404

Issued and Outstanding Stock Options – 317,000 as follows:

Expiry Date	Exercise Price	Balance August 13, 2024

March 8, 2025	$15.50	4,000
September 2, 2025	$12.75	20,000
September 6, 2025	$13.75	8,000
November 20, 2025	$4.00	6,000
December 2, 2025	$9.00	42,000
December 13, 2025	$9.50	21,000
March 26, 2026	$3.30	20,000
August 25, 2026	$5.65	17,500
September 6, 2026	$6.60	32,500
November 1, 2026	$7.50	10,000
December 4, 2026	$5.47	20,000
September 6, 2028	$6.60	60,000
February 15, 2029	$3.98	20,000
July 31, 2029	$3.91	36,000
Total		317,000

Weighted average exercise price		$6.97

Issued and Outstanding Warrants – 1,389,063 as follows:

Expiry Date	Exercise Price		Balance August 13, 2024

August 24, 2028	$	USD 6.25	800,000
March 13, 2026		$4.00	341,592
April 29, 2026		$4.00	247,471
Total			1,389,063

Weighted average exercise price			$6.62

Issued and Outstanding Agents Warrants – 43,325 as follows:

Expiry Date	Exercise Price		Balance August 13, 2024

August 21, 2028	$	USD 6.25	40,000
March 13, 2026		$3.40	3,274
April 29, 2026		$4.00	51
Total			43,325

Weighted average exercise price			$6.03

Except as disclosed above, there are no other options, warrants or other rights to acquire common shares of the Company outstanding. However, see “Overall Performance” for details of certain optional common share payments that the Company will be required to make in order to maintain and/or exercise its existing option agreements to acquire certain material property interests (the Jean Lake Lithium-Gold Project and the Peg North Property).

Foremost Lithium Resource & Technology Ltd.
Management Discussions and Analysis
Period Ended June 30, 2024

Additional Disclosure for Junior Issuers

The Company does not have sufficient working capital to cover its estimated operating and exploration expenses for the 12 months following. Thus, the Company will require additional funds to cover its estimated general and administrative expenses. There can be no assurance that financing, whether debt or equity, will be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to the Company. See “Risks and Uncertainties” below. Please refer to these condensed interim consolidated financial statements for information on the exploration expenditures on a property-by-property basis.

Risks and Uncertainties

Mineral exploration is subject to a high degree of risk, which, even with a combination of experience, knowledge and careful evaluation, may fail to overcome. These risks may be even greater in the Company’s case given its formative stage of development.

Exploration activities are expensive and seldom result in the discovery of a commercially viable resource. There is no assurance that the Company’s exploration will result in the discovery of an economically viable mineral deposit. The Company has generated losses to date and anticipates that it will require additional funds to further explore its properties. There is no assurance such additional funding will be available to the Company on commercially reasonable terms or at all. Additional equity financing may result in substantial dilution thereby reducing the marketability of the Company’s shares. The Company’s activities are subject to the risks normally encountered in the mining exploration business. The economics of exploring, developing and operating resource properties are affected by many factors, including: the cost of exploration and development operations; variations of the grade of any ore mined; the rate of resource extraction; fluctuations in the price of resources produced; government regulations relating to royalties; taxes; environmental protection; and title defects. The Company’s mineral resource properties have not been surveyed and may be subject to prior unregistered agreements, interests or land claims, and title may be affected by undetected defects. In addition, the Company may become subject to liability for hazards against which it is not insured. The mining industry is highly competitive in all its phases and the Company competes with other mining companies, many with greater financial and technical resources, in the search for, and the acquisition of, mineral resource properties and in the marketing of minerals. Additional risks include the lack of an active market for the Company’s securities and the present intention of the Company not to pay dividends. Certain of the Company’s directors and officers also serve as directors or officers of other public and private resource companies and, to the extent that such other companies may participate in ventures in which the Company may participate, such directors and officers of the Company may have a conflict of interest. Finally, the Company has no history of earnings, and there is no assurance that any of its current or future mineral properties will generate earnings, operate profitably or provide a return on investment in the future. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered considering its early stage of operations.

For a more detailed discussion of the risk factors affecting the Company and its exploration activities, please refer to the Company’s continuous and financial disclosure filings which can be assessed on the SEDAR+ website at www.sedarplus.ca.

Exhibit 99.3

Form 52-109F2

Certification of Interim Filings

Full Certificate

I, Jason Barnard, Chief Executive Officer of Foremost Lithium Resource & Technology Ltd., certify the following:

1.

Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Foremost Lithium Resource & Technology Ltd. (the “issuer”) for the interim period ended June 30, 2024.

2.

No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.

Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.

Responsibility: The issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings, for the issuer.

5.	Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer’s other certifying officer(s) and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the interim filings are being prepared; and

(ii)

information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(b)

designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

5.1.

Control framework: The control framework the issuer’s other certifying officer(s) and I used to design the issuer’s ICFR is the Internal Control – Integrated Framework 2013 published by the Committee of Sponsoring Organizations of the Treadway Commission.

5.2.	ICFR – material weakness relating to design: N/A

5.3.	Limitation on scope of design: N/A

6.

Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change in the issuer’s ICFR that occurred during the period beginning on April 1, 2024 and ended on June 30, 2024, that has materially affected, or is reasonably likely to materially affect, the issuer’s ICFR.

Date: August 13, 2024

/s/ Jason Barnard

Jason Barnard

Chief Executive Officer

Exhibit 99.4

Form 52-109F2

Certification of Interim Filings

Full Certificate

I, Sead Hamzagic, Chief Financial Officer of Foremost Lithium Resource & Technology Ltd., certify the following:

1.

Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Foremost Lithium Resource & Technology Ltd. (the “issuer”) for the interim period ended June 30, 2024.

2.

No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.

Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.

Responsibility: The issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings, for the issuer.

5.	Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer’s other certifying officer(s) and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the interim filings are being prepared; and

(ii)

information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(b)

designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

5.1.

Control framework: The control framework the issuer’s other certifying officer(s) and I used to design the issuer’s ICFR is the Internal Control – Integrated Framework 2013 published by the Committee of Sponsoring Organizations of the Treadway Commission.

5.2.	ICFR – material weakness relating to design: N/A

5.3.	Limitation on scope of design: N/A

6.

Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change in the issuer’s ICFR that occurred during the period beginning on April 1, 2024 and ended on June 30, 2024, that has materially affected, or is reasonably likely to materially affect, the issuer’s ICFR.

Date: August 13, 2024

/s/ Sead Hamzagic

Sead Hamzagic

Chief Financial Officer